10.1

SUBLEASE

BASIC SUBLEASE INFORMATION

Effective Date:	April 8th, 2026

Sublandlord:	Metagenomi Therapeutics, Inc. a Delaware corporation

Sublandlord’s Address For Notice:	Metagenomi Therapeutics, Inc. 5959 Horton Street, 7th Floor Emeryville CA 94608 Attn: Chief Financial Officer

With a copy to:	legal@metagenomi.co

Sublandlord’s Address for Payment of Rent:	ACH/EFT Payments: Bank Name: JP Morgan Chase Address: 383 Madison Ave., New York, NY 10179 Account Name: Metagenomi Therapeutics, Inc. Account Number: 959785889 ABA: 322271627

Subtenant:	The Purple Mixer, Inc. dba Miss Jones Baking Co.

Subtenant’s Address for Notice:	500 Tamal Plaza, Ste 520 Corte Madera, CA 94925 Attn: Sarah Jones

Master Landlord:	Park Avenue Building, LLC

Building Address:	1485 Park Avenue Emeryville CA 94608

Subleased Premises:

Approximately eight thousand, four hundred and sixty-five (8,465) rentable square feet located within the Building, comprising the large kitchen area on the first floor and the entirety of the second floor of the Building, as generally shown in Exhibit A. This is calculated as 36.56% of the Building.

Commencement Date:	The later to occur of: (a) April 1, 2026, and (b) the date that the Sublease Contingency is satisfied, subject to Section 2 below.

Expiration Date:	November 30, 2030

Sublease Term:	A period of approximately fifty-six (56) months beginning on the Commencement Date and ending on the Expiration Date.

Base Rent:	Period Commencement Date to March 31, 2027	Annual Base Rent $228,000.00
	April 1, 2027 to March 31, 2028	$234,840.00
	April 1, 2028 to March 31, 2029	$241,885.20
	April 1, 2029 to March 31, 2030	$249,141.76
	April 1, 2030 to November 30, 2030	$171,077.34

Security Deposit:	$64,154.00, subject to paragraph 4(d) below.

Prepaid Rent:	Base Rent for first full calendar month of Sublease Term ($19,000.00) shall be paid upon execution of this Sublease.

Sublandlord’s Broker:	Conor Ranahan, Eric Bluestein and Bill Benton of Newmark

Subtenant’s Broker:	Annie Prupas and Jessica Birmingham of RetailWest

Permitted Use:	General office use, ancillary kitchen and other legally permitted uses that are compatible with the Building, subject to all applicable laws, including zoning.

Exhibits:
A.	Outline of Subleased Premises
B.	Master Lease
C.	Sublease Commencement Memorandum
D.	MGX FF&E
E.	R&D Kitchen Fixtures

THIS SUBLEASE (this “Sublease”), dated as of the Effective Date, by and between Sublandlord and Subtenant.

RECITALS

WHEREAS, Master Landlord, as landlord, and Sublandlord, as tenant, are parties to that certain lease commencing on November 1, 2021 (the “Master Lease”), pursuant to which Master Landlord lease to Sublandlord the Subleased Premises. A copy of the redacted Master Lease is attached to this Sublease as Exhibit B.

WHEREAS, the parties hereto desire that Sublandlord sublet to Subtenant, and Subtenant sublet from Sublandlord the Subleased Premises on all of the terms and conditions of this Sublease. Capitalized terms used herein shall have the meanings given such terms in the Master Lease, unless otherwise defined herein or within the Basic Sublease Information.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Sublease. Sublandlord does hereby sublet to Subtenant and Subtenant does hereby sublet from Sublandlord the Subleased Premises, subject to the terms, provisions, and conditions of this Sublease. Subtenant hereby acknowledges the rentable square footage of the Subleased Premises set forth above in the Basic Sublease Information, and Subtenant accepts and agrees that, for all purposes in this Sublease, such amount is not approximate and agrees to be bound by such figure.
2.
Sublease Contingency; Sublease Term
a.
Sublease Contingency. Sublandlord and Subtenant expressly acknowledge and agree that this Sublease is subject to the following contingency (the "Sublease Contingency"): Master Landlord's prior written consent to this Sublease, in a form provided by Master Landlord and reasonably acceptable to Sublandlord and Subtenant (collectively, the "Master Landlord's Consent"). Subtenant agrees to cooperate in all reasonable respects in connection with obtaining the Master Landlord's Consent. If Sublandlord, despite the parties' good faith efforts, fails to obtain the Master Landlord's Consent within thirty (30) days after the Effective Date, then either Sublandlord or Subtenant may terminate this Sublease by giving written notice thereof to the other at any time prior to receipt of the Master Landlord's Consent. If either party terminates this Sublease pursuant to the immediately preceding sentence, then notwithstanding anything to the contrary set forth herein, this Sublease shall be null and void, of no force or effect, and Sublandlord shall within thirty (30) days after notice of termination is given, return to Subtenant the Prepayment (defined in Section 4 below) to the extent actually delivered by Subtenant to Sublandlord. The return of such sums paid by Subtenant shall be Subtenant's sole and exclusive remedy in the event of a termination pursuant to this Section 2(a). Furthermore, neither party shall have any liability to the other for any termination or cancellation of this Sublease if Master Landlord's Consent is not obtained.

b.
Sublease Term. The Sublease Term shall commence on the Commencement Date and shall continue in full force and effect for the period of time specified as the Sublease Term in the Basic Sublease Information; provided, however, that in no event shall the Sublease Term extend beyond the term of the Master Lease. Sublandlord and Subtenant shall complete and execute a "Sublease Commencement Memorandum" substantially in the form attached hereto as Exhibit C, confirming, among other things, the Commencement Date for the Sublease. Failure to execute and deliver such Sublease Commencement Memorandum, however, shall not affect the Commencement Date or Subtenant's liability hereunder. Subtenant shall have no right whatsoever pursuant to this Sublease to extend the Sublease Term for the Subleased Premises, and Subtenant acknowledges and agrees that this Sublease does not incorporate by reference or include any right of Sublandlord in the Master Lease to extend the term of the Master Lease.
3.
Delivery and Condition
a.
As-Is. Subtenant shall accept the Subleased Premises in its "AS IS, WHERE IS, WITH ALL FAULTS" condition; subject to any express representations and warranties herein, and provided, however, the Subleased Premises shall be in broom clean condition with Sublandlord's furniture, fixtures and equipment ("MGX FF&E") remaining. Such MGX FF&E is generally described on Exhibit D, attached hereto and incorporated by reference, which the parties acknowledge is not an itemized or absolute description and will be used by the parties only as a guide. Within thirty (30) days after the Commencement Date, Subtenant shall provide Sublandlord with notice listing any MGX FF&E that Subtenant does not require and, within a commercially reasonable time following receipt of such notice, Sublandlord shall remove any unwanted MGX FF&E from the Subleased Premises. Upon the expiration of the Sublease, Subtenant shall have the right but not the obligation to purchase the MGX FF&E. Subtenant acknowledges that except as expressly set forth in this Sublease (i) Sublandlord has made no representations of any kind in favor of Subtenant, including, without limitation, in connection with improvements or physical conditions on, or bearing on, the use of the MGX FF&E, the Subleased Premises, and/or the Building, and Subtenant waives any implied warranty with respect to such matters and otherwise; and (ii) Sublandlord shall have no obligation to perform any improvements, alterations, or other work to the Subleased Premises, or provide Subtenant with any improvement allowance with respect to the Subleased Premises. Except as expressly set forth herein, by taking possession of the Subleased Premises, Subtenant accepts the Subleased Premises in the condition provided for in this Section and waives all claims of defect in or relating to the Subleased Premises.
b.
R&D Kitchen. Subtenant acknowledges and agrees that it has been provided a full and fair opportunity to inspect, test, and verify the operational status of all fixtures and infrastructure within the large kitchen area on the first floor of the Building (the “R&D Kitchen”). By executing this Sublease, Subtenant stipulates that: (i) except as set forth in that certain Equipment & Facility Due Diligence Report dated March 30, 2026, (“the Report”) a copy of which has been provided to Sublandlord, all R&D Kitchen Fixtures, including but not limited to the exhaust hoods and ventilation systems, dishwasher, refrigeration units, and cold rooms, are in good working order, fully operational, and fit for Subtenant’s intended use, (ii) all floor drains, grease traps, and plumbing lines are free of obstructions and functioning according to their designed capacity, and (iii) any specialized climate or temperature-controlled zones have been verified to hold the required temperatures. Sublandlord did not commission the generation of the Report and Sublandlord does not endorse any of the conclusions within the Report. Except as expressly set forth in this Sublease, Sublandlord makes no representations or warranties, express or implied, regarding the condition, suitability, or performance of the R&D Kitchen Fixtures. Subtenant accepts the R&D Kitchen and all associated R&D Kitchen Fixtures in its "AS-IS, WHERE-IS" condition, with all faults.
c.
Delivery. Notwithstanding anything to the contrary contained in this Sublease or otherwise, Sublandlord shall have no obligation to deliver possession of the Subleased Premises to Subtenant unless and until (i) the Sublease Contingency has been met; (ii) the Commencement Date has occurred; and (iii) Subtenant has delivered all of the following to Sublandlord as of the Effective Date: (w) the Prepayment; and (x) the Insurance Certificate (defined in Section 12 below. Subtenant agrees that in the event that Sublandlord fails to deliver possession of the Subleased Premises on the anticipated Commencement Date for any reason, it will not be a default and Sublandlord shall not be liable for any damage resulting therefrom.
4.
Rent.
a.
Terms of Payments. Subtenant shall pay to Sublandlord, at Sublandlord's Address for Payment of Rent designated in the Basic Sublease Information, or as otherwise directed by Sublandlord, Base Rent, and Additional Rent (defined below), without notice, demand, offset or deduction, in advance, on the first day of each calendar month, except as otherwise expressly set forth in this Sublease. All payments required to be paid by Subtenant to Sublandlord shall be made in federal funds by electronic fund transfer (EFT) or Automated Clearing House (ACH) (or to such other party or at such location as Sublandlord may otherwise from time to time specify in writing) before 11:00 a m. Pacific Time. If the Sublease Term commences (or ends) on a date other than the first (or last) day of a month, Rent shall be prorated on the basis of a thirty (30) day month. Subtenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Sublease.
b.
Additional Rent. All sums due from Subtenant to Sublandlord or to any third party under the terms of this Sublease (other than Base Rent) shall be additional rent ("Additional Rent"). Additional Rent shall include, without limitation, (i) Subtenant's proportionate share of increases in Operating Expenses over the Base Year, as defined in the Master Lease (“Subtenant’s Share”), (ii) amounts recoverable due to a failure of performance by Subtenant under this Sublease; and (iii) any other costs or expenses due from Subtenant to Sublandlord under this Sublease. Sublandlord may equitably increase Subtenant's Share for any item of expense or cost reimbursable by Subtenant that relates to an item of maintenance, repair, replacement, or service that benefits only the Subleased Premises. All Additional Rent that is payable to Sublandlord shall be paid at the time, place, and manner as Base Rent pursuant to Section 4(a) above, unless this Sublease expressly provides otherwise. Sublandlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent,

Additional Rent and any other sums due hereunder from Subtenant are sometimes referred to in this Sublease as "Rent".
c.
Monies Due Upon Execution. On or before the Effective Date, Subtenant shall pay to Sublandlord in cash, the Prepaid Rent and the Security Deposit (collectively, the "Prepayment").
d.
Security Deposit “Burn Off”. Provided that Subtenant (i) is not in default under this Sublease beyond the applicable notice and cure period, (ii) there has been no default for the non-payment of Rent, (iii) has not caused any material damage to the Subleased Premises, and (iv) is Cash Flow Positive (defined below), the Security Deposit shall be reduced from $64,154.00 to $42,769.00, provided, however, the Burn Off shall not occur prior to the one-year anniversary of the Commencement Date. For purposes of this Sublease, "Cash Flow Positive" means that Subtenant has generated positive net cash flow from operations for four (4) consecutive calendar quarters, as evidenced by Subtenant's unaudited financial statements prepared in accordance with GAAP, delivered to Sublandlord within thirty (30) days following the end of the applicable quarter. Subtenant shall notify Sublandlord in writing upon believing it has satisfied the Cash Flow Positive condition and shall promptly provide reasonable supporting financial statements. Sublandlord shall have thirty (30) days following receipt of such statements to deliver a written objection with reasonable detail or refund $21,385.00 of the Security Deposit to Subtenant.
5.
Use; Compliance with Laws; Hazardous Materials.
a.
The Subleased Premises shall be used for the Permitted Use to the extent permitted by the Master Lease, in accordance with this Sublease, and for no other purpose. Subtenant shall use the Subleased Premises in compliance with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, including, without limitation, all applicable federal, state and local laws or regulations governing protection of, damage to the environment, or the treatment, storage or disposal of hazardous materials, Environmental Laws, and any covenants, conditions and restrictions encumbering the Subleased Premises, and/or the Building (collectively referred to as “Laws”) applicable Laws. Subtenant shall be responsible for obtaining any permit, business license, or other permits or licenses required by any governmental agency permitting Subtenant's use or occupancy of the Subleased Premises. Except as expressly set forth herein, Sublandlord makes no warranty or representation as to whether or not the Subleased Premises comply with applicable Laws and, except as expressly set forth herein, Sublandlord shall have no obligation to bring the Subleased Premises into compliance with applicable Laws, nor any such obligation with respect to the Building. In the event Subtenant's use of the Subleased Premises requires modifications or additions to the Subleased Premises, and/or the Building in order to be in compliance with applicable Laws, Subtenant agrees to make any such necessary modifications and/or additions at its sole cost and expense and in accordance with the terms of Section 8 herein.
b.
Subtenant use, storage, transportation or disposal of any Hazardous Materials (as defined in the Master Lease) shall be subject to the terms and conditions of the Master

Lease incorporated herein. Subtenant hereby represents and warrants to Sublandlord that (i) neither Subtenant nor any of its legal predecessors has been required by any prior landlord, sublandlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Subtenant or such predecessor, or resulted from Subtenant's or such predecessor's action or use of the property in question; and (ii) Subtenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority). If Sublandlord determines that this representation and warranty was not true as of the date of this Sublease, Sublandlord shall have the right to terminate this Sublease in Sublandlords' sole and absolute discretion.
6.
Utilities and Services.
a.
Subtenant shall pay to Sublandlord, as Additional Rent, the following:
(i)
Subtenant’s Share of Operating Expenses which are payable by Sublandlord pursuant to Article 5 of the Master Lease; provided that no Additional Rent under this Section 6(a)(i) shall be due and payable by Subtenant for the period prior to the Commencement Date;
(ii)
Subtenant’s Share of water, sewer, gas, electricity, other utilities and utility-type services use on or provided to the Subleased Premises calculated as follows (“Baseline of Utility Costs”):

Monthly Billing @ 36.56%	Jan - Mar	Apr - Jun	July - Sept	Oct - Dec
East Bay Municipal Utility District	$292	$214	$358	$172
PG&E	$2,488	$1,790	$1,262	$1,509
Waste Management	$361	$361	$372	$372
Total	$3,141	$2,365	$1,992	$2,053

(iii)
and Subtenant’s Share of pest control and extermination fees which are payable by Sublandlord for the Building; provided, however, if the Subleased Premises or the Building become infested with vermin, as a result of the use or any misuse or neglect of the Subleased Premises by Subtenant, its agents, contractors, employees, subtenants, licensees, invitees or visitors, Subtenant shall at its sole cost and expense promptly cause the same to be exterminated from time to time to Sublandlord’s satisfaction, or reimburse Sublandlord for any costs incurred for the extermination of same.
b.
Sublandlord shall not be liable to Subtenant for interruption in or curtailment of any such utility or service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. Notwithstanding the foregoing, if and to the extent Sublandlord is entitled to an abatement or reduction of rent under the Master Lease as a result of Master Landlord’s failure to make repairs or supply services to the Subleased Premises, then Subtenant shall be entitled to a corresponding and equitably determined abatement of Fixed Rent and Additional Rent under this Sublease.

c.
Notwithstanding the foregoing, with respect to the R&D Kitchen, Subtenant agrees to reimburse Sublandlord for any utility charges attributable to the R&D Kitchen that exceeds the Baseline of Utility Costs. Within thirty (30) business days following the end of each calendar quarter, the parties shall conduct a financial reconciliation (“True-Up”) of actual operating costs incurred against the Baseline of Utility Costs. In the event the aggregate actual costs for the preceding quarter exceed the quarterly baseline, Subtenant shall be responsible for the difference which shall be paid as Additional Rent. Notwithstanding the True-Up described above, the parties agree to investigate any "Extraordinary Charges" occurring within the period. For the purposes of this Agreement, an Extraordinary Charge is defined as any cost increase exceeding 50% of the expected market rate or historical average (e.g., a sudden doubling of utility rates or force majeure-related surges). If an Extraordinary Charge is identified, the parties shall meet in good faith to determine a fair allocation of the cost.
d.
Subtenant hereby waives the provisions of any applicable existing or future Laws permitting the termination of this Sublease due to an interruption, failure or inability to provide any services or utilities (including, without limitation, the provisions of California Civil Code Section 1932(1)).
e.
To allow for compliance with building performance benchmarking and disclosure laws and regulations (including, but not limited to, compliance with California Public Resources Code §25402.10), Subtenant, promptly upon request, shall deliver to Sublandlord (or, at Sublandlord's option, execute and deliver to Sublandlord an instrument enabling Sublandlord to obtain from such provider) any data about Subtenant's utility consumption. Further, Subtenant authorizes Sublandlord and Master Landlord to disclose such information and data regarding the Subleased Premises as may be requested or required from time to time to comply with Laws and/or energy regulations.
f.
Garbage, Waste and Janitorial. Subtenant shall provide for its own garbage and janitorial service, at its sole coast and expense. In addition, Subtenant shall be responsible for the collection, management, and lawful disposal of all compostable waste generated by its operations and activities within the Subleased Premises. Subtenant shall ensure that all such compostable waste is handled in a sanitary manner and complies with all applicable Laws. As of the Commencement Date, Subtenant is permitted to use the shared compost dumpster currently serving the Building. Subtenant’s use of the shared dumpster is subject to any applicable rules and regulations and shall be in common with the Sublandlord’s occupation of the Building. If Sublandlord reasonably determines that Subtenant’s operations materially increase the volume of compostable waste such that: (i) the shared dumpster consistently reaches maximum capacity; or (ii) the shared dumpster is, in Sublandlord’s reasonable discretion, no longer sufficient to serve the collective needs of the Building’s occupants; Subtenant shall, upon written notice, be required to procure, maintain, and pay for additional composting dumpsters or alternative disposal services. Any such additional dumpsters shall be placed in a location designated by Sublandlord, and all costs associated with the equipment, pickup, and hauling shall be the sole financial responsibility of Subtenant.

g.
Subtenant’s Share. “Subtenant’s Share” means, from time to time during the Sublease Term, the fraction (expressed as a percentage) having as its numerator the rentable square feet comprising the Subleased Premises (which is deemed to be 8,465 rentable square feet on the date hereof) and as its denominator the rentable square feet then comprising the Building (which is deemed to be 23,155 rentable square feet on the date hereof). As of the date hereof, Subtenant’s Share is 36.56%.
7.
Maintenance and Repairs.
a.
Subtenant acknowledges and agrees that Master Landlord shall be responsible for the maintenance and repair obligations of the "Landlord" under the Master Lease. Subtenant shall look solely to Master Landlord for performance thereof. Subtenant hereby recognizes and agrees that all acknowledgements, reservations of rights, limitations on and waivers of liability, and rights to notice in favor of "Landlord" are incorporated into this Sublease in favor of Master Landlord and Sublandlord, as if the same were restated in this Sublease by Subtenant. In no event shall Sublandlord be obligated to undertake any maintenance, repair or replacement obligations that are otherwise the responsibility of Master Landlord or Subtenant, whether hereunder or under the Master Lease. Notwithstanding anything contained herein to the contrary, Sublandlord shall take all reasonable steps to assist Subtenant as Subtenant may from time to time request, at Subtenant’s sole cost and expense and without liability to Sublandlord, in seeking services from Master Landlord that Master Landlord is responsible for under the Master Lease. Notwithstanding anything to the contrary contained herein, if any maintenance, repairs, or replacements are required to be made to the Subleased Premises, or the Building, due to the acts, omissions or negligence of Subtenant or any Subtenant Party (defined in Section 11 below), then such maintenance, repairs, or replacements shall be at Subtenant's sole cost and expense; provided, further, Subtenant shall be responsible for keeping and maintaining the Subleased Premises in good condition at its sole cost and expense except as explicitly set forth in the Master Lease or herein.
b.
R&D Kitchen Fixtures. All fixtures in the R&D Kitchen, as set forth in Exhibit E annexed hereto (collectively, the "R&D Kitchen Fixtures") shall be used for their intended purpose and in accordance with the manufacturer’s operating instructions. Subtenant agrees to: (i) ensure only trained personnel operate within the R&D Kitchen; and (ii) not modify, disable safety sensors, or otherwise change any of the R&D Kitchen Fixtures for experimental purposes without prior written consent from the Sublandlord which may be withheld at Sublandlord’s sole discretion. Subtenant, at its sole expense, shall be responsible for the routine maintenance and care of all R&D Kitchen Fixtures. This includes, but is not limited to: (i) adhering to the manufacturer’s suggested maintenance schedule (e.g., descaling, filter replacement, and gasket lubrication), and (ii) daily cleaning and sanitization of all food-contact surfaces in compliance with local health department standards. Subtenant is responsible for the cost of all repairs arising from its use of the R&D Kitchen. For repairs exceeding one thousand dollars ($1,000), Sublandlord shall be notified immediately. Subtenant shall ensure that the use of the R&D Kitchen does not exceed the electrical or plumbing capacity of the Building. Subtenant is responsible for: (i) ensuring no fats, oils, or experimental solids are disposed of via standard drains; and (ii)

weekly cleaning of grease filters and professional semi-annual duct cleaning if high-heat cooking or research and development is performed.
8.
Alterations.
a.
Any alterations, additions or improvements to the Subleased Premises by or for Subtenant (collectively referred to as "Alterations") shall require the prior written consent of Sublandlord, and Master Landlord. Alterations shall be subject to and made in accordance with the Master Lease. Upon the expiration or earlier termination of this Sublease, Subtenant shall remove any or all Alterations made or installed by, or on behalf of, Subtenant and restore the Subleased Premises to the condition required pursuant to Section 17 below; provided, however, (a) rights in favor of Master Landlord to retain, preserve, and/or leave in place all or any portion of such Alterations are incorporated into this Sublease in favor of Master Landlord, and Sublandlord, as if the same were restated in this Sublease by Subtenant; and (b) in the event of the exercise of such right, such items shall be and become the property of (as applicable) Sublandlord, or Master Landlord upon the expiration or earlier termination of this Sublease. Subtenant shall be solely responsible for the planning, permitting, construction and completion of any Alterations at Subtenant's sole cost and expense. Subtenant shall make all payments for Alterations in a timely manner so as not to permit any mechanic's or other liens to be placed upon the Subleased Premises in connection with any Alterations. Subtenant shall fully discharge any such lien within fifteen (15) days after the date of filing, and if Subtenant fails to do so, Sublandlord may take such action as may be necessary to remove such lien and Subtenant shall promptly pay Sublandlord such amounts expended by Sublandlord in connection therewith. Subtenant shall not damage or deface the furnishings, walls, floors, ceilings or other portions of the Subleased Premises. Any damage to the Subleased Premises, and/or the Building caused by Subtenant or a Subtenant Party shall be promptly repaired by Subtenant, to Sublandlord's and (if applicable) to Master Landlord's satisfaction, all at Subtenant's sole cost and expense. Any provision which permits Master Landlord to recover costs incurred in connection with reviewing and coordination of Alterations shall be construed as requiring Subtenant to pay such costs of Master Landlord, and Sublandlord.
b.
Notwithstanding the foregoing, but subject to all of the terms and conditions of the Master Lease and approval from the Master Landlord and Sublandlord, Subtenant may install two (2) residential ovens and one (1) residential freezer in the R&D Kitchen.
c.
Subject to receipt of all necessary consents and approvals of Master Landlord, Sublandlord shall construct a demising wall in the location identified in Exhibit A annexed hereto following the Commencement Date (the “Demising Work”). Notwithstanding the foregoing, prior to Sublandlord engaging any third-party to perform the Demising Work, Subtenant shall have an opportunity to review and approve any such third-party contract. Subtenant acknowledges that Subtenant may be in possession of the Subleased Premises during the performance of the Demising Work and that the Demising Work may cause interference with Subtenant’s use or occupancy of, or access to, the Subleased Premises and agrees that the performance of the Demising Work shall not constitute an eviction of Subtenant, constructive or otherwise, or impose upon Sublandlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by

Subtenant, provided, however, Sublandlord shall use reasonable efforts to minimize such interference. Sublandlord shall not be required to perform the Demising Work after-hours or on weekends or engage overtime labor. Subtenant hereby assumes all risk to Subtenant’s trade fixtures, fixtures and other personal property arising in connection with the performance of the Demising Work. Subtenant hereby releases Sublandlord, its agents, employees and contractors, from and against any claim, loss, cost or liability for damage to Subtenant’s property or for injury to any persons or damage to or interference with Subtenant’s use or occupancy of the Subleased Premises or conduct of business resulting or claimed to have resulted in connection with the Demising Work, except to the extent caused by Sublandlord’s gross negligence or willful misconduct. Subtenant agrees to reimburse Sublandlord for Sublandlord’s actual out-of-pocket costs and expenses associated with the Demising Work, without profit or mark-up, within thirty (30) days after receipt of a written notice thereof, such notice to contain reasonable back-up. Such costs may include the costs of any relevant permits needed for the Demising Work. The Parties agree that if the Demising Work is not feasible, Subtenant will install lockable barriers to prevent unauthorized access by Subtenant’s personnel and guests to the second-floor stairwell and Sublandlord’s lobby on the first floor of the Building. Subtenant shall be solely responsible for all costs and expenses associated with the installation of such barriers. If Master Landlord requires the Demising Work to be removed at the end of the Sublease Term, Subtenant shall remove the Demising Work and restore the applicable portion of the Building to the condition required pursuant to the Master Lease.
d.
Subtenant shall install lockable barriers such as a door or gate to prevent unauthorized access by Subtenant’s personnel and guests to the second-floor stairwell and Sublandlord’s lobby on the first floor of the Building, as identified in Exhibit A annexed hereto. Such work is subject to prior written approval from the Sublandlord and Master Landlord in accordance with the terms of the Master Lease. Completion of such installation shall be no later than thirty (30) days following the Commencement Date. Subtenant shall be solely responsible for all costs and expenses associated with the installation of such barriers.
9.
Entry by Sublandlord or Master Landlord.
a.
Sublandlord, or Master Landlord shall have the right to enter the Subleased Premises at all reasonable times, upon reasonable prior notice for purposes of inspecting the Subleased Premises; to make repairs, alterations, improvements, or additions to the Subleased Premises; show the Subleased Premises to prospective purchasers and investors and existing and prospective lenders; and (if applicable), during the last nine (9) months of the Sublease Term, place signs for the rental of, and show the Subleased Premises to prospective tenants and/or subtenants. Subtenant acknowledges that any prior notice of entry into the Subleased Premises may be given orally; however, no notice shall be required in case of an emergency or other reasonably urgent circumstances.
b.
Sublandlord’s Right of Entry and Inspection of R&D Kitchen. Sublandlord and its authorized agents or contractors shall have the right to enter the Subleased Premises at all reasonable times, upon providing at least twenty-four (24) hours' prior notice (which may be given via email or telephone), for the purposes of: (i) inspecting the condition and maintenance of the R&D Kitchen Fixtures and infrastructure (including floor drains, grease traps, and HVAC systems) of the R&D Kitchen, (ii) verifying compliance with pest control and sanitation standards, and (iii) performing necessary repairs or maintenance that the Subtenant has failed to perform. Notwithstanding the notice requirement above, Sublandlord shall have the right of immediate entry without prior notice in the event of an emergency, including but not limited to: (i) actual or suspected fire, flood, or gas leak, (ii) backup or overflow of floor drains or grease traps, (iii) evidence of a significant pest infestation that threatens the Building's structural integrity or the health of other occupants, and (iv) any condition that, in Sublandlord’s reasonable judgment, poses an imminent threat to the Building or R&D Kitchen. Sublandlord reserves the right to conduct quarterly formal inspections of the R&D Kitchen. During these inspections, Sublandlord may require Subtenant to demonstrate the operational status of the R&D Kitchen Fixtures and provide the most recent maintenance and pest control logs for review. In exercising its rights under this paragraph, Sublandlord shall make reasonable efforts to minimize interference with Subtenant's operations and shall comply with Subtenant's reasonable security and non-disclosure protocols, provided such protocols do not unreasonably delay Sublandlord’s access.
c.
Sublandlord Access to IT Infrastructure. Notwithstanding anything to the contrary in this Sublease, Sublandlord expressly reserves a non-exclusive right of access to the Information Technology closet located on the second (2nd) floor of the Subleased Premises (the "IT Closet"). Subtenant acknowledges that the IT Closet houses critical security and network infrastructure essential to the Building’s operations. Sublandlord shall provide Subtenant with at least twenty-four (24) hours' prior notice before entering the IT Closet for routine maintenance, upgrades, or inspections. In the event of an emergency (e.g., security breach, system failure, or threat to Building infrastructure), Sublandlord or its authorized agents may enter the IT Closet immediately and without prior notice. Sublandlord shall use commercially reasonable efforts to minimize disruption to Subtenant’s business operations during any such entry. Subtenant shall not: (i) obstruct or impede access to the IT Closet at any time; (ii) store any personal property, waste, or materials within or directly in front of the IT Closet; or (iii) tamper with, modify, or attempt to access any equipment housed within the IT Closet without Sublandlord’s express written consent.
10.
Assignment and Subletting. Subtenant shall not assign, sublease, or transfer any interest in this Sublease or allow any third party to use any portion of the Subleased Premises (collectively or individually, a "Transfer"), without the prior written consent of Sublandlord, and Master Landlord. Any Transfer without the prior written consent of Sublandlord, and Master Landlord shall be an incurable default by Subtenant and, in addition to any other rights and remedies, shall entitle Sublandlord to terminate this Sublease immediately. Subtenant shall not be released from any of its obligations under this Sublease or those provisions of Master Lease incorporated herein, and shall continue to be liable as a principal, not as a guarantor or surety, and to the same extent as though no Transfer had been made. Subject to all of the foregoing, no permitted Transfer shall be effective until there has been delivered to Sublandlord a counterpart of the Transfer instrument in which the transferee agrees to be and remain jointly and severally liable with Subtenant for the payment of Rent pertaining to the Subleased Premises and for the performance of all of the terms and provisions of this Sublease and those provisions of Master Lease incorporated herein.

Notwithstanding anything to the contrary herein or otherwise, Subtenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber the Subleased Premises, this Sublease, the Master Lease, or any of Subtenant's rights hereunder without the prior written consent of Sublandlord, and Master Landlord, which consent Sublandlord, and/or Master Landlord may withhold in its/their sole discretion. Subtenant hereby waives (for itself and all persons claiming under Subtenant) the provisions of California Civil Code Section 1995.310.
11.
Indemnity and Waiver of Claims. Subtenant shall indemnify, defend (by counsel acceptable to Sublandlord) and hold Sublandlord and all of Sublandlord's affiliates, and each of their respective, owners, investors, partners, principals, members, trustees, officers, directors, shareholders, agents, contractors, employees and lenders ("Sublandlord Parties") harmless from and against all liabilities, damages, claims, and expenses, including, without limitation, reasonable attorneys' fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Sublandlord or any of the Sublandlord Parties, arising directly or indirectly out of (a) the use or occupancy of the Subleased Premises, the conduct of Subtenant's business or any activity, work or things done, permitted or suffered by Subtenant or any of Subtenant's affiliates, or their respective employees, agents, customers, visitors, invitees, licensees, contractors, assignees (individually, a "Subtenant Party", and collectively, the "Subtenant Parties"), or (b) a breach or default in the performance of any obligation on Subtenant's part to be performed hereunder, except to the extent caused by Sublandlord's gross negligence or willful misconduct. Subtenant hereby waives all claims against Sublandlord and the Sublandlord Parties for (i) any injury or damage to person or property (or resulting from the loss of use thereof) in or about the Subleased Premises or the Building by or from any cause whatsoever (including, without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building and/or the Subleased Premises not being in good condition or repair, gas, fire, oil, or electricity), except to the extent caused by Sublandlord's gross negligence or willful misconduct, and (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Notwithstanding any provision in this Sublease to the contrary, neither Sublandlord nor any Sublandlord Parties, nor Master Landlord nor any of their owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders, shall be liable for (and Subtenant hereby waives any claims for) any injury or damage to, or interference with, Subtenant's business, including consequential damage, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of punitive damage. Subtenant and Subtenant Parties shall only be liable to Sublandlord, Sublandlord Parties, and Master Landlord for any consequential damage, compensation or claims for inconvenience or loss of business, rents or profits as a result of any injury or damage (a) (i) caused directly by an act or omission of Subtenant or any of Subtenant's invitees, agents or employees, and (ii) Master Landlord has brought an action against Sublandlord for same; or (b) to the extent resulting from a holdover (which is governed by Section 18 of this Sublease).
12.
Insurance. The provisions of Article 13 of the Master Lease pertaining to insurance shall be incorporated into this Sublease, subject to the following terms. For purposes of this Sublease, (i) the term "Tenant" in Article 13 of the Master Lease shall be deemed to mean Subtenant; (ii) the term "Landlord" in Sections 13.3, 13.4, and 13.5 of the Master Lease shall be deemed to mean Master Landlord, and Sublandlord (it being understood that Sublandlord and Sublandlord Parties shall be named, as applicable, as additional insureds and loss payees, that Sublandlord shall be entitled to all applicable notices related to such insurance and to evidence of all such insurance, and that the release and waiver of subrogation in Section 13.5 of the Master Lease shall also apply as between Sublandlord and Subtenant; and (iv) the term "Premises" shall mean the "Subleased Premises." The insurance certificate to be provided by Subtenant shall be subject to approval by Sublandlord and Master Landlord (the "Insurance Certificate").
13.
Damage or Destruction and Condemnation. The provisions of Article 28 of the Master Lease pertaining to damage or destruction and condemnation, respectively, shall be incorporated into this Sublease, subject to the following terms. For purposes of this Sublease, the term "Tenant" in Article 28 of the Master Lease shall be deemed to mean Subtenant and the term "Landlord" therein shall be deemed to mean Master Landlord and the term "Premises" shall mean the "Subleased Premises", except that (a) in no event shall Sublandlord have any obligation to Subtenant to restore the Subleased Premises if damaged, destroyed or condemned as described in Article 28 of the Master Lease; and (b) Subtenant shall have no right to (i) terminate this Sublease due to casualty damage to or condemnation of all or any portion of the Subleased Premises unless Sublandlord has such right under the Master Lease, or (ii) any insurance proceeds or condemnation awards received by Sublandlord under the Master Lease, all of which shall be deemed to be the property of Sublandlord. Subtenant hereby (A) waives (I) any and all provisions of applicable Laws that provide alternative rights for the parties in the event of damage or destruction (including, without limitation, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4, and any successor statute or laws of a similar nature), and (II) any rights it may have pursuant to any applicable Laws in the event of a condemnation (including, without limitation, Section 1265.130 of the California Code of Civil Procedure and any successor statutes); and (B) agrees that the provisions of this Section 13 shall govern the parties' rights in the event of any casualty and/or condemnation.
14.
Default of Subtenant. In the event that Subtenant shall default in the performance of any of the terms, covenants and conditions on its part to be performed under this Sublease, or in the event that Subtenant shall default in the performance of any of the terms, covenants and conditions on the tenant’s part to be performed under the Master Lease that are incorporated by reference herein and the same are not cured within the time period for the curing thereof, if any, under this Sublease or the Master Lease, as incorporated by reference herein, then Sublandlord shall have the same rights and remedies with respect to such default as are given to Master Landlord with respect to defaults by the tenant under the Master Lease, all with the same force and effect as though the provisions of the Master Lease with respect to defaults and the rights and remedies of the Master Landlord thereunder in the event thereof were set forth at length herein. Except as otherwise provided herein, all terms of the Master Lease are incorporated into this Sublease. However, with respect to any obligation of Subtenant to be performed under the terms of this Sublease or the Master Lease, the time limits set forth in the Master Lease for curing any defaults are hereby shortened by three (3) days. Subtenant acknowledges that this acceleration is necessary to provide Sublandlord an adequate "buffer" to protect its interest in the Master Lease. Sublandlord agrees, promptly to give notice to Subtenant of any notices of default relating to the Subleased Premises which may be received by Sublandlord from the Master Landlord under the Master Lease. If Subtenant shall default in the performance of any of Subtenant’s obligations under this Sublease or under the provisions of the Master Lease which are incorporated by referenced herein, Sublandlord, without thereby waiving such default, may, at Sublandlord’s option, perform the same for the account and at the expense of Subtenant.

15.
Intentionally Omitted.
16.
Representations, Warranties and Covenants; Master Lease.
a.
Sublandlord represents and warrants the following is true and correct as of the Effective Date and Commencement Date: (i) Sublandlord is the tenant under the Master Lease and has the capacity to enter into this Sublease with Subtenant subject to satisfaction of the Sublease Contingency, (ii) the Master Lease attached as Exhibit B, is a true, correct, and complete copy of the Master Lease, is in full force and effect, and has not been further modified, amended, or supplemented except as expressly set out herein, (iii) Sublandlord has not received any notice, and has no actual knowledge of any default by Sublandlord under the Master Lease, including without limitation as to any covenants related to Hazardous Materials, (iv) Sublandlord has no actual knowledge, of any default by Master Landlord under the Master Lease. Sublandlord covenants that it will maintain the Master Lease during the entire Sublease Term, subject, however, to any earlier termination of the Master Lease without the fault of Sublandlord. Sublandlord hereby covenants not to enter into any amendment or other agreement with respect to the Master Lease that will impact the Subleased Premises without the prior written consent of the Subtenant.
b.
Subtenant takes possession of the Subleased Premises, and enters into this Sublease, subject and subordinate to all of the terms, covenants, conditions, and restrictions of the Master Lease, except as otherwise expressly provided for herein. Subtenant's use of the Subleased Premises, and the Building shall be subject and subordinate to all of the terms, covenants, conditions, and restrictions of the Sublease and the Master Lease, except as otherwise expressly provided for herein. Subtenant shall not, and shall not permit Subtenant Parties to, by act or omission cause a breach of any of the terms, covenants, conditions, and restrictions contained in this Sublease or the Master Lease. Except as specifically set forth herein, with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days after notice or other time condition to perform its corresponding obligation under the Master Lease (excluding the payment of Rent), Subtenant shall have one-fourth fewer days (rounded to the nearest whole day) to perform the obligation, including without limitation curing any defaults. Any default notice or other notice of any obligations (including any billing or invoice for any Rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord.
c.
It is expressly understood, acknowledged and agreed by Subtenant that all of the other terms, conditions and covenants of this Sublease shall be those stated in the Master Lease except as excluded or modified below in this Section 16(c). Except as otherwise set forth in this Sublease, Subtenant shall be subject to, bound by and comply with all of said Sections of the Master Lease with respect to the Subleased Premises and shall satisfy all applicable terms and conditions of the Master Lease for the benefit of Sublandlord and Master Landlord, it being understood and agreed (except as otherwise expressly set forth in this Sublease), however, that (i) wherever in the Master Lease the word "Tenant"

appears, for the purposes of this Sublease, the word "Subtenant" shall be substituted, wherever the word "Landlord" appears, for the purposes of this Sublease, the word "Sublandlord" shall be substituted, wherever the word "Lease" appears, for purposes of this Sublease, the word "Sublease" shall be substituted, and wherever the word "Premises" appears, for the purposes of this Sublease, the word "Subleased Premises" shall be substituted, and wherever the word "Term" appears, for purposes of this Sublease, the words "Sublease Term" shall be substituted; (ii) Sublandlord shall have no liability to Subtenant with respect to (w) representations and warranties made by Master Landlord under the Master Lease, (x) any indemnification obligations of Master Landlord under the Master Lease, (y) obligations or liabilities of Master Landlord under the Master Lease with respect to compliance with laws, condition of the Subleased Premises or Hazardous Materials, or (z) obligations under the Master Lease to repair, maintain, restore, or insure all or any portion of the Subleased Premises, regardless of whether the incorporation of one or more provisions of the Master Lease might otherwise operate to make Sublandlord liable therefor; (iii) in any case where "Tenant" is to indemnify, release or waive claims against "Landlord", such indemnity, release or waiver shall be deemed to run from Subtenant to Master Landlord and Sublandlord; (iv) whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of Master Landlord and Sublandlord; (v) whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Tenant, said provisions shall be construed to require the written consent of Subtenant; and (vi) in any case where Master Landlord is to indemnify, release or waive claims against "Tenant", such indemnity, release or waiver shall be deemed to run from Master Landlord and Sublandlord to Subtenant. In the event of any conflict between this Sublease, on the one hand, and the Master Lease, on the other hand, the terms of this Sublease shall control as between Sublandlord and Subtenant. Subtenant hereby acknowledges that it has read and is familiar with all the terms of the Master Lease. In addition to any other provisions contained in this Sublease which specifically state that certain provisions of the Master Lease are not incorporated into this Sublease or are otherwise modified as described in such other provisions, the terms and provisions of the following Sections and portions of the Master Lease are not incorporated into this Sublease or are modified as provided for below: the following provisions of the Master Lease are expressly not incorporated herein by reference: the definition of "Base Rent," "Security Deposit," "Lease Term" and "Commencement Date," as the same appear in the Master Lease, are not part of this Sublease.
d.
Sublandlord shall have no liability to Subtenant on account of any failure of Master Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord, as applicable. Sublandlord, upon Subtenant's written request, shall use commercially reasonable efforts to cause the Master Landlord, to perform its obligations under the Master Lease (including without limitation by notifying Master Landlord of Master Landlord's failure to perform its obligations under the Master Lease if Master Landlord fails to perform same within thirty (30) days after Master Landlord has been requested to do so in writing by Subtenant) and shall use commercially reasonable efforts to cooperate with Subtenant in its efforts to obtain such performance at no cost to Sublandlord. In no event shall Sublandlord be required to initiate any legal proceedings or to incur any expense or liability in connection with such efforts.
e.
If (i) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (ii) Master Landlord shall give any notice of failure or default under the Master Lease arising out of any failure by Subtenant to perform any of its obligations hereunder, then, in any such case, Sublandlord shall have the right (but not the obligation) to enter the Subleased Premises and perform or endeavor to perform such obligation, at Subtenant's expense. Subtenant shall, within ten (10) days of Sublandlord's demand, reimburse Sublandlord for all such costs and expenses incurred by Sublandlord in doing so (plus a sum for overhead to Sublandlord equal to five percent (5%) of such costs and expenses) as Rent.
f.
Subtenant shall promptly execute, acknowledge and deliver to Sublandlord, any certificate or other document evidencing the status of the Sublease or subordination of this Sublease to the Master Lease, that Sublandlord, or Master Landlord may reasonably request, in accordance with the Master Lease or this Sublease.
17.
Surrender of Subleased Premises.
a.
Subtenant shall remove from the Subleased Premises on or before the expiration or earlier termination of this Sublease (i) any Alterations that are required to be removed pursuant to Section 8 of this Sublease, (ii) any other improvements, alterations or fixtures in the Subleased Premises that were performed by or on behalf of Subtenant and that are required to be removed at the expiration of the term of the Master Lease pursuant to the terms therein, and (iii) Subtenant's personal property, including, without limitation, any property that would be considered "Tenant’s Property" pursuant to the terms of the Master Lease. In addition, Subtenant shall quit and surrender the Subleased Premises to Sublandlord on or before the expiration or earlier termination of this Sublease, broom clean, and in at least the same order, condition and repair as on the date received, ordinary wear and tear excepted and in accordance with the terms of the Master Lease. Furthermore, upon the expiration or termination of this Sublease, Subtenant shall return the R&D Kitchen to Sublandlord in the same condition as received, broom clean and professionally sanitized, allowing for reasonable wear and tear. Any experimental residue or logical materials must be remediated by a certified cleaning service at Subtenant’s expense. Conditions existing because of Subtenant's failure to perform maintenance, repairs or replacements shall not be deemed "ordinary wear and tear." If Subtenant fails to timely remove any Alterations, improvements or fixtures that are required to be removed, or any of Subtenant's personal property, Sublandlord, at Subtenant's sole cost and expense, shall be entitled (but not obligated) to remove such Alterations, improvements and/or fixtures and/or remove, store or dispose of Subtenant's personal property. Sublandlord shall not be responsible for the value, preservation or safekeeping of Subtenant's personal or other property. On the basis of the foregoing, Subtenant waives and releases its rights under Sections 1980 et. seq. and 1993 et. seq. of the California Civil Code, or any similar Laws now or hereafter in effect.

b.
At least thirty (30) days prior to Subtenant's surrender of possession of the Subleased Premises, Subtenant shall provide Sublandlord with written evidence of all appropriate governmental releases obtained by Subtenant in accordance with Laws, including laws pertaining to the surrender of the Subleased Premises, and (ii) conduct a site inspection with Sublandlord. In addition, Subtenant agrees to remain responsible after the surrender of the Subleased Premises for the remediation of any recognized environmental conditions. Subtenant's obligations under this provision shall survive the expiration or earlier termination of the Sublease.
18.
Holding Over. Subtenant shall have no right to holdover in the Subleased Premises beyond the expiration or earlier termination of this Sublease. If Subtenant does not surrender and vacate the Subleased Premises as and when provided for herein, Subtenant shall be deemed to be holding over as a tenant at sufferance, and the parties agree that the Rent during such holdover period shall be one hundred fifty percent (150%) of the Rent in effect immediately prior to such holding over. No holding over by Subtenant shall operate to extend the Sublease Term. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublandlord, if Subtenant fails to surrender the Subleased Premises upon the expiration or earlier termination of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall be liable to Sublandlord for any obligations over the whole Building imposed by Master Landlord pursuant to the Master Lease as a result of such holding over regardless of the square footage occupied by Subtenant, and Subtenant shall be responsible for all damages suffered by Sublandlord resulting from or occasioned by such holding over, including, without limitation, consequential damages (notwithstanding any limitations thereon under the Master Lease).
19.
Parking; Signage.
a.
Parking. Sublandlord hereby grants to Subtenant, without charge, the right to use five (5) reserved parking stalls in the parking lot, in locations to be designated by Sublandlord in writing.
b.
Signage. Subtenant shall not, without the prior written consent of Sublandlord (which consent may be granted or withheld in its sole and absolute discretion), and Master Landlord, post, project, affix, exhibit or display any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Subleased Premises. Subtenant shall have the right to display, at Subtenant's sole cost and expense, signs bearing Subtenant's name and/or logo at specific locations within the Subleased Premises, subject to the prior written consent of Sublandlord (which consent shall not be unreasonably withheld, conditioned or delayed). Subtenant shall in no event be entitled to any exterior Building signage.
20.
Miscellaneous
a.
All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective Address(es) for Notice set forth above in the Basic Sublease Information. Each notice shall be deemed to have been received or given on the earlier to occur of (i) actual delivery or the date on which delivery is refused, (ii) three (3) business days after notice is deposited in the U.S. mail, one (1) business day after notice is deposited with an overnight or same day courier service in the manner described above or the date on which delivery is refused. Any party may, at any time, change its notice address (other than to a post office box address) by giving the other parties written notice of the new address.
b.
Either party's failure to declare a default immediately upon its occurrence or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Sublease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys' fees.
c.
This Sublease shall be interpreted and enforced in accordance with the Laws of the State of California (the state in which the Subleased Premises are located).
d.
Subtenant represents and warrants to Sublandlord that it has not dealt with any broker in connection with this Sublease, other than Subtenant's Broker and Sublandlord’s Broker identified in the Basic Sublease Information. Subtenant agrees to indemnify, defend and hold Sublandlord and Sublandlord Parties party harmless from any commissions due to any broker claiming by, through or under Subtenant. Sublandlord shall pay Subtenant’s Broker a commission equal to Four Percent (4%) of the gross rent, based on the full duration of the term. All commission amounts owed to Sublandlord's Broker shall be per a separate agreement with Sublandlord. Commission shall be payable to Subtenant's Broker and Sublandlord’s Broker on the earlier to occur of (i) Sublandlord's receipt of the Prepayment and (ii) the Commencement Date. No broker shall be deemed to be, or may make a claim as, a third party beneficiary of the terms of this Sublease, including, without limitation, this subsection (d).
e.
The Basic Sublease Information set forth above and any Exhibits and Schedules attached hereto are incorporated into and made a part of the Sublease. Each reference in this Sublease to any of the Basic Sublease Information shall mean the respective information above. In the event of any conflict between the Basic Sublease Information and the provisions of the Sublease, the provisions of the Sublease shall control. This Sublease constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to the Subleased Premises. This Sublease may be modified only by a written agreement signed by Sublandlord and Subtenant and consented to by Master Landlord.
f.
Subtenant represents and warrants that the execution, delivery, and performance by Subtenant of its obligations under this Sublease have been duly authorized and will not violate any provision of Laws, any order of any court or other agency of government, or any indenture, agreement or other instrument to which it is a party or by which it is bound.
g.
This Sublease may be executed in multiple counterparts, and by each party on separate counterparts, each of which shall be deemed to be an original but all of which shall together constitute one agreement. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. This Sublease may be executed in so-called "pdf" format and each party has the right to rely upon a pdf counterpart of this Sublease signed by the other party to the same extent as if such party had received an original counterpart.
h.
Subtenant represents and warrants that neither it, nor any Subtenant Party, (i) is directly or indirectly owned or controlled by any individual or entity included on the List of Specially Designated Nationals and Blocked Persons or the Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") or any other governmental entity imposing economic sanctions and trade embargoes, (ii) is directly or indirectly owned or controlled by any individual or entity who is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other governmental entity ("Sanctioned Territory"); and (iii) shall provide any technology or technical information shared between the parties to any Sanctioned Territory or entity or individual that is a citizen of a Sanctioned Territory; Subtenant shall notify Sublandlord promptly upon knowledge of a violation of the foregoing (i) through (iii).
21.
California Civil Code Section 1938 Statement. To Sublandlord's actual knowledge, the Subleased Premises has not undergone an inspection by a certified access specialist. For purposes of the preceding sentence, Sublandlord's actual knowledge shall mean and be limited to the actual knowledge of the person who is Sublandlord's Chief Financial Officer (not any other person) on the Effective Date, without any duty of inquiry or investigation, and such Chief Financial Officer shall have no personal liability if such representation is untrue. California Civil Code Section 1938 provides in relevant part as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." Nothing in this paragraph or California Civil Code Section 1938 shall relieve or modify Subtenant's obligations with respect to (a) compliance with Laws, including without limitation any construction-related accessibility standards, as set forth elsewhere in this Sublease, including, without limitation, Section 5(a) and Section 8 above, or (b) payment of Additional Rent as set forth in Section 4 above. Subtenant hereby agrees that any Subtenant-initiated CASp inspection (x) shall be at Subtenant's sole cost and expense, and (y) shall take place during normal business hours following reasonable prior written notice to Sublandlord and Master Landlord. Any information contained in a CASp report shall be maintained as confidential. Subtenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Subleased Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection;

and if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building located outside the Subleased Premises then, at the Master Landlord's election, either Subtenant or the Master Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, in either instance at Subtenant's sole cost and expense.
22.
Anti-Corruption. Neither Subtenant nor any of its directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on Subtenant's behalf (collectively, "Representatives"), shall, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any person, governmental agency, or other entity for the purposes of obtaining any improper advantage in connection with this Sublease. Not by way of limitation of Section 5 of this Sublease, neither Subtenant nor any of its directors, officers or employees shall violate any applicable laws, rules and regulations concerning or relating to public or commercial bribery or corruption ("Anti-Corruption Laws"). Within five (5) business days of Sublandlord's written request, Subtenant shall execute and deliver a compliance certification (which certification may be limited to Subtenant's knowledge) with respect to Subtenant's compliance with Anti-Corruption Laws and this Section 22. If Subtenant shall breach the foregoing at any time during the Sublease Term, a Default will be deemed to have occurred, without the necessity of notice to Subtenant.
23.
Confidential Information. During the Sublease Term, Sublandlord and Subtenant may each receive, obtain, or be given access to, whether directly or indirectly, including through audio or visual observation, information that relates to their respective business, finances, and/or technology (collectively, "Proprietary Information"), which such Proprietary Information shall include, without limitation, the existence and contents of this Sublease, the Master Lease, the Subleased Premises, and the Building. Sublandlord and Subtenant shall each (i) not use the Proprietary Information for any purpose, except as is necessary to perform its obligations hereunder, (ii) not disclose any Proprietary Information, or component thereof, to any third party, (iii) within their respective organization, only disclose Proprietary Information to those Sublandlord Parties and Subtenant Parties, as applicable, who need such Proprietary Information for the purposes of performing the obligations hereunder and who are bound by obligations of confidentiality with respect to such Proprietary Information at least as protective as those contained herein, and (iv) use best efforts to protect the confidentiality of the Proprietary Information. Sublandlord and Subtenant shall each notify the other of any unauthorized use or disclosure of Proprietary Information and to take all actions reasonably necessary to prevent further unauthorized use or disclosure thereof.
24.
No Publicity. Sublandlord and Subtenant each hereby acknowledges and agrees that it shall not use, without the other's prior written approval, which may be withheld in such party's sole discretion, the name of the other party, its affiliates, trade names, trademarks or trade dress, products, or any signs, markings, or symbols from which a connection to such party may be reasonably inferred or implied, in any manner whatsoever, including, without limitation, press releases, marketing materials, or advertisements.

[Signature Page Follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease effective as of the Effective Date, on the dates set forth below.

SUBLANDLORD:	SUBTENANT:
METAGENOMI THERAPEUTICS, INC. a Delaware corporation	THE PURPLE MIXER, INC. a Delaware corporation
By: /s/ Jian Irish Name: Jian Irish Title: CEO and President Date: April 8th, 2026	By: /s/ Sarah Jones Garibaldi Name: Sarah Jones Garibaldi Title: CEO Date: April 8th, 2026

Exhibit A

EXHIBIT B

Master Lease

(attached hereto)

LEASE

By and Between

PARK AVENUE BUILDING LLC,

a California limited liability company

“Landlord”

And

METAGENOMI, INC., a Delaware corporation,

“Tenant”

Dated: September 29, 2021

Basic Lease Information

Lease Date:	September 24, 2021
Landlord:	Park Avenue Building, LLC
Landlord’s Address:	c/o David Bruck Property Mgt. 1105 La Grande Ave. Napa, CA 94558
Tenant:	Metagenomi, Inc., a Delaware corporation
Tenant’s Address:

After Commencement Date:

1485 Park Avenue

Emeryville, CA 94608

Prior to Commencement Date:

1545 Park Avenue

Emeryville, California 94608 Attn: VP of Legal

All notices to Tenant regarding any default shall be copied via email and U.S. mail to:

Guarantor:	None.
Premises:	The entire Building (defined below) and other areas of the Property, including any parking spaces.
Building:	That certain office building containing approximately 23,155 rentable square feet located on the Property.
Property:	A parcel of real property commonly known as 1485 Park Avenue, Emeryville, CA 94608
Term:	One hundred eleven (111) months
Commencement Date:	November 1, 2021

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Rent Commencement Date:	January 1, 2022

Termination Date:	January 31, 2031

Base Rent (§4): 11/1/21 – 12/31/21: 01/1/22 – 10/31/22:

11/1/22 – 10/31/23:

11/1/23 – 10/31/24:

11/1/24 – 10/31/25:

11/1/25 – 10/31/26:

11/1/26 – 10/31/27:

11/1/27 – 10/31/28:

11/1/28 – 10/31/29:

11/1/29 – 10/31/30:

11/1/30 – 01/31/31:

Security Deposit (§6):

Prepaid Rent:

Base Year: Tenant’s Share of Operating Expenses (§5.1): Tenant’s Share of Tax Expenses (§5.2): Tenant Improvement Allowance: Permitted Uses (§9): Broker (§34): Exhibits:

The calendar year of 2022.

100% of the Building

100% of the Building

General office use, ancillary kitchen and other legally permitted uses that are compatible with the Building, subject to all applicable laws, including zoning.

Cushman & Wakefield for Landlord

Kidder Matthews and Newmark for Tenant

Exhibit A - Premises and Building

Exhibit B - Commencement Date Amendment

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Exhibit C- Tenant Improvements

Exhibit D- Rules and Regulations

Exhibit E- Consent to Sublease/Assignment

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TABLE OF CONTENTS

1.
PREMISES............................................................................................................ 1
2.
TERM..................................................................................................................... 1
4.
RENT .................................................................................................................... 1
5.
ADDITIONAL RENT ......................................................................................... 2
6.
SECURITY DEPOSIT. ....................................................................................... 6
7.
LATE CHARGES .................................................................................................

8 8 UTILITIES AND SERVICES .................................................................................. 9

9.
USE OF PREMISES ..............................................................................................

9

10.
CONDITION OF PREMISES; TENANT IMPROVEMENTS .................... 10
11.
ALTERATIONS; AND SURRENDER OF PREMISES ............................... 10
12.
SERVICES AND MAINTENANCE ................................................................ 11
13.
INSURANCE .........................................................................................................

12

14.
INDEMNITY AND LIMITATION OF LIABILITY ..................................... 14
15.
ASSIGNMENT AND SUBLEASING .............................................................. 14
17.
SUBORDINATION ........................................................................................... 18
18.
RIGHT OF ENTRY ............................................................................................

18

19.
ESTOPPEL CERTIFICATE ............................................................................ 18

18. TENANT’S DEFAULT ..................................................................................... 19

21.
REMEDIES FOR TENANT’S DEFAULT ..................................................................... 20
22.
HOLDING OVER. ............................................................................................................. 21
23.
LANDLORD’S DEFAULT ............................................................................................... 22
24.
ARBITRATION ................................................................................................................. 22

25.
TRANSFER OF LANDLORD’S INTEREST ................................................................. 22
26.
WAIVER ............................................................................................................................. 23
27.
CASUALTY DAMAGE .................................................................................................... 23
28.
CONDEMNATION ........................................................................................................... 25
29.
ENVIRONMENTAL MATTERS/HAZARDOUS MATERIALS ................................ 25
30.
FINANCIAL STATEMENTS ........................................................................................... 27
31.
SIGNS.................................................................................................................................. 27
32.
COMMUNICATIONS AND COMPUTER LINES ....................................... 27
33.
MORTGAGE OF TENANT’S LEASEHOLD INTEREST .......................................... 27

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34.
MORTGAGEE PROTECTION ....................................................................................... 27
35.
WARRANTIES OF TENANT .......................................................................................... 28
36.
BROKERAGE COMMISSION ....................................................................................... 28
37.
QUIET ENJOYMENT ...................................................................................................... 29
38.
GENERAL PROVISIONS ................................................................................................ 29

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v -

LEASE

The Basic Lease Information set forth on Pages (i) and (ii) and this Lease are and shall be construed as a single instrument.

1.
PREMISES.

Landlord hereby leases the Premises to Tenant upon the terms and conditions contained herein. Landlord and Tenant hereby agree that for purposes of this Lease, as of the Lease Date, the rentable square footage area of each of the Premises and the Building shall be deemed to be the number of rentable square feet as set forth in the Basic Lease Information.

2.
TERM.

The Term of this Lease will begin on the Commencement Date and shall expire on the Termination Date. On the day that Tenant executes this Lease, Tenant will deliver to Landlord the original executed Lease, the Prepaid Rent, and the Security Deposit. Within ten (10) days of the date Tenant executes this Lease, Tenant will deliver to Landlord the Letter of Credit. Prior to the Commencement Date, Tenant shall also deliver insurance certificates evidencing the insurance required to be obtained by Tenant under Section 13 and Exhibit C if any of this Lease. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Commencement Date in the condition specified in Section 10 hereof, then Landlord will not be subject to any liability nor shall the validity of the Lease be affected; however, the Rent Commencement Date of this Lease will be extended on a day-for-day basis and the Termination Date shall be extended commensurately. Notwithstanding anything to the contrary herein, in the event Landlord cannot deliver possession of the Premises to Tenant by March 31, 2022, Tenant shall have the right upon seven (7) days written notice to terminate this Lease without liability and Landlord shall return the Security Deposit and Letter of Credit within 30 days of such termination. In order to confirm the Commencement Date, the Rent Commencement Date and/or the Termination Date of this Lease, on or before the date that Tenant takes possession of the Premises, Landlord and Tenant will execute a written amendment to this Lease, in the form of Exhibit B hereto, which will specify the actual Commencement Date, Termination Date and the Rent Commencement Date.

3.
INTENTIONALLY DELETED.

4.
RENT.

Tenant agrees to pay Landlord the Base Rent, without prior notice or demand, abatement, offset, deduction or claim, in advance at Landlord’s Address on the Rent Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of the Lease. In addition to the Base Rent, commencing on January 1, 2023, Tenant shall pay Landlord in advance and thereafter on the first (1st) day of each month throughout the balance of the Term of this Lease, without prior notice or demand, abatement, offset, deduction or claim, as Additional Rent (as defined below), Tenant’s Share of Operating Expenses and Tax Expenses (collectively, the “Expenses”) for the amounts, if any, in excess of the Base Year. The term “Rent” whenever used herein refers to the aggregate of Base Rent and Additional Rent. The Rent for any fractional part of a calendar month at the commencement, expiration or termination of the Lease Term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month. The first months Base Rent will be paid upon execution of the Lease and any prorated Rent for the final calendar month hereof shall be paid on the first day of the calendar month in which the Termination Date occurs.

5.
ADDITIONAL RENT.

It is intended by Landlord and Tenant that this Lease be a modified gross lease, wherein Base Rent includes for Operating Expenses and Tax Expenses in the amount of the Base Year, except for janitorial and the Utility Expenses (as defined in Section 8.1 below), which Tenant shall pay in full as of the Commencement Date. For Operating Expenses and Tax Expenses in excess of the Base Year Expenses, Tenant will pay all Operating Expenses and Tax Expenses with respect to such excess. The costs and expenses described in this Section 5 and all other sums, charges, costs and expenses specified in this Lease, other than Base Rent, are to be paid by Tenant to Landlord as additional rent (“Additional Rent”).

5.1
Operating Expenses:

5.1.1
Definition of Operating Expenses: Tenant shall pay to Landlord Tenant’s Share of all Operating Expenses in excess of the Operating Expenses for the Base Year, if any, as Additional Rent. The term “Operating Expenses” as used herein shall mean the total amounts paid or payable by Landlord in connection with the ownership, management, maintenance, repair, and operation of the Premises, the Building, and the Property. These Operating Expenses may include, but are not limited to, Landlord’s cost of: (i) repairs to, and maintenance of, all wall and floor coverings, ceiling tiles and fixtures in the Building, the roof membrane, the non-structural portions of the roof and the non-structural elements of the perimeter and exterior walls of the Building, sidewalks and curbs, exterior windows, foundation and basement areas and any landscaping on the Property; (ii) annual insurance premium(s) insuring against personal injury and property damage (including, if Landlord elects, “all risk” or “special purpose” coverage) and all other insurance, including, but not limited to, earthquake and flood for the Property, rental value insurance against loss of Rent for a period of at least twelve (12) months commencing on the date of loss, and any deductible; (iii) the costs of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utilities, including without limitation, telephone, electricity, gas, sanitation, storm drainage, and elevator systems that are not paid directly by Tenant, if any; (iv) (a) modifications and/or new improvements to any portion of the Building occasioned by any rules, laws or regulations effective subsequent to the Lease Date; (b) reasonably necessary replacement improvements to any portion of the Building after the Commencement Date; and

(c) new improvements to the Building that reduce operating costs or improve life/safety conditions, all of the foregoing as reasonably determined by Landlord, in its sole but reasonable discretion (if such costs are of a capital nature, then such costs or allocable portions thereof will be amortized on a straight-line basis over the estimated useful life of the capital item or fifteen (15) years whichever is shorter, together with reasonable interest on the amortized balance); (v) preventative maintenance and repair contracts including, but not limited to, contracts for elevator systems and heating, ventilation and air conditioning systems; (vi) security and fire protection services for the Building, if and to the extent, in Landlord’s sole discretion, such services are provided; (vii) supplies, materials, equipment and other similar items used in the operation and/or maintenance of the Building and any reasonable reserves established for replacement or repair of any improvements or equipment; (viii) any and all levies, charges, fees and/or assessments imposed on Landlord by any federal, state or local governmental agency or body or to any applicable owner’s association or similar body; (ix) the service and maintenance items set forth in Section 12 below; (x) costs incurred in connection with the areas servicing the Building; (xi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, and the fees of all contractors and consultants in connection with the management, operation, maintenance and repair of the Building; (xii) payments under any equipment lease agreements; and (xiii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Building. As of the Lease Date, Landlord does not carry earthquake insurance. In the event that Landlord obtains earthquake insurance during the Term, the amount of such earthquake insurance shall be included in Operating Expenses for the Base Year.
5.1.2
Operating Expense Exclusions: Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) legal and auditing fees (other than those fees reasonably incurred in connection with the maintenance and operation of all or any portion the Building or Property), leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Building or future re-leasing of any portion of the Building; (ii) depreciation of the Building or any other improvements situated on the Property; (iii) any items for which Landlord is actually reimbursed by insurance; (iv) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 27 and 28, below; (v) any interest or payments on any financing for the Building or the Property; (vi) any interest or penalties incurred as a result of Landlord’s late payment of any invoice (provided that Tenant pays Tenant’s Share of Operating Expenses and Tax Expenses to Landlord when due as set forth herein), and any bad debt loss, rent loss or reserves for same; (vii) advertising and promotional expenditures, including the cost of signage identifying the Building owners; (viii) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; or any costs included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord that are in excess of the amount that would have been paid in the absence of such relationship; (ix) any payments under a ground lease or master lease; (x) any expense related to the repair and maintenance of any structural element of the Building or the foundation; (xi) costs arising from the negligence or fault of Landlord or its agents, vendors or providers of materials; (xii) Landlord’s charitable or political contributions; (xiii) costs arising in the base, shell or core of the Building or improvements installed by Landlord; (xiv) any expense due to the acquisition of any sculpture, painting or other objects of art; (xv) costs of operation of the business of the partnership or entity which constitutes Landlord that are not directly attributable to the operation of the Building, including partnership accounting and legal matters and the cost of defending any lawsuit that is unrelated to the operation of the Building; (xvi) the expenses incurred by Landlord in connection with any environmental clean-up, response action or remediation on, in, under or about the Premises or the Building to the extent not caused, directly or indirectly by Tenant, but excluding the costs of monitoring; and (xvii) “in-house” legal and/or accounting fees (other than the management fees).

5.2
Tax Expenses: Tenant shall pay to Landlord Tenant’s Share of all real property taxes applicable to the Property in excess of real property taxes due for the Base Year, in accordance with Section 5.3 below. The term “Tax Expenses” shall mean and include, without limitation, any form of tax and assessment (general, special, supplemental, ordinary or extraordinary), commercial rental tax, payments under any improvement bond or bonds, license fees, license tax, business license fee, rental tax, transaction tax or levy imposed by any authority having the direct or indirect power of tax (including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof) as against any legal or equitable interest of Landlord in the Premises or any other portion of the Property or any other tax, fee, or excise, however described. The term “Tax Expenses” shall only exclude any franchise, estate, inheritance, net income, or excess profits tax imposed upon Landlord, or a penalty fee imposed as a result of Landlord’s failure to pay Tax Expenses when due. Tenant will pay Landlord, as Additional Rent, irrespective of the Base Year, within ten (10) days after demand therefore, one hundred percent (100%) of (i) any increase in real property taxes attributable to any and all Alterations (defined below in Section 11), Tenant Improvements, fixtures, equipment or other improvements of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant, and (ii) taxes and assessments levied or assessed upon or with respect to the possession, operation, use or occupancy by Tenant of the Premises or any other portion of the Property. Prior to delinquency, Tenant shall pay any and all taxes and assessments levied upon Tenant’s Property (defined below in Section 11.2) located or installed in or about the Premises by, or on behalf of Tenant. To the extent any such taxes or assessments are not separately assessed or billed to Tenant, then Tenant shall pay, as Additional Rent, the amount thereof as invoiced by Landlord.

5.3
Payment of Expenses. Following the Base Year, Landlord will invoice Tenant for its share of increases in Operating Expenses and Tax Expenses at the end of each calendar year. Tenant will have thirty (30) days from receipt of invoice to pay Tenant’s Share of said increases for the preceding year. Alternatively, Landlord may, in its sole and absolute discretion, invoice Tenant for said increases in advance based on an estimate to be paid by Tenant monthly. Should Landlord elect to collect increases in advance, Landlord will notify Tenant in writing. Beginning on January 1, 2023, Tenant will pay one-twelfth (1/12th) of the estimated amount of the Expenses in an amount that Landlord reasonably expects the Expenses for that calendar year to exceed the Expenses for the Base Year, as Additional Rent, and thereafter on the first (1st) day of each month throughout the remaining months of such calendar year. Thereafter, within the first ninety (90) days of any subsequent calendar year, Landlord will provide Tenant with an estimate of Operating Expenses and Tax Expenses for the calendar year, Tenant will pay the amount of the revised estimate on the first day of the next preceding calendar month. Until the Landlord delivers the estimate for the then current calendar year, Tenant’s payments will be based upon the estimate from the previous year. At any point during any Lease Year (other than the Base Year), Landlord may revise its estimate for that calendar year if Landlord has a reasonable basis for the belief that the ultimate Operating Expenses and Tax Expenses for that year will be more than five percent (5%) above the current estimate, Landlord may deliver written notice to Tenant increasing the estimated payments for the remainder of that calendar year. Tenant will pay the increased amount beginning on the first day of the month following Landlord’s delivery of said notice.

5.4
Annual Reconciliation: By June 30th of each calendar year in which Tenant is obligated for Tenant’s Share of Expenses, or as soon thereafter as reasonably possible, Landlord shall furnish Tenant with an accounting of actual and accrued Operating Expenses and Tax Expenses for the prior calendar year. Within thirty (30) days of Landlord’s delivery of such accounting, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding the foregoing, failure by Landlord to give such accounting by such date shall not constitute a waiver by Landlord of its right to collect any underpayment by Tenant at any time. Landlord may, at its option and in its sole and absolute discretion, either credit the amount of any overpayment by Tenant toward the next estimated monthly installment(s) falling due, or refund the amount of overpayment to Tenant within thirty (30) days thereafter. If the Term of the Lease expires prior to the annual reconciliation of Expenses Landlord shall have the right to reasonably estimate Tenant’s Share of such Expenses, and (a) if Landlord determines that there has been an underpayment, Landlord may deduct such underpayment from Tenant’s Security Deposit, and (b) if Landlord determines that there has been an overpayment, Landlord shall refund the amount of the overpayment to Tenant within thirty (30) days after the expirations of the Term. Failure by Landlord to accurately estimate Tenant’s Share of such Expenses or to otherwise perform such reconciliation of expenses shall not constitute a waiver of Landlord’s right to collect any of Tenant’s underpayment at any time during the Term of the Lease or at any time after the expiration or earlier termination of this Lease.

5.5
Audit: After delivery to Landlord of at least thirty (30) days prior written notice, Tenant, at its sole cost and expense through any reputable accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such costs and expenses for the previous one (1) calendar year, during Landlord's reasonable business hours but not more frequently than once during any calendar year. Any such accounting firm designated by Tenant may not be compensated on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents. Landlord and Tenant each shall use its best efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of the Expenses. In no event will any discrepancies be deemed a material breach of the Lease by Landlord. Once all of the discrepancies, if any, have been resolved, should the audit reveals that Landlord overstated Tenant’s Share of Operating Expenses and Tenant’s Share of Tax Expenses by more than five percent (5%), then Landlord will reimburse Tenant for the actual cost of the audit.

6.
SECURITY DEPOSIT.

6.2 Cash Security Deposit: Simultaneously with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord, the cash portion of Security Deposit for the faithful performance by Tenant of its obligations under this Lease. If Tenant is in default hereunder, Landlord may, but is not required to, use all or any portion of the Security Deposit to cure the default or to compensate Landlord for all damages sustained in connection therewith, including without limitation, Reletting Costs (as defined in Section 21.1). Tenant will, immediately on demand, pay to Landlord the sum required to replenish and restore the Security Deposit to its full amount. At any time after Tenant has defaulted hereunder, Landlord may require an increase in the amount of the Security Deposit required hereunder for the then balance of the Term and Tenant shall, immediately on demand, pay to Landlord such additional sums. As soon as practicable after the expiration or termination of this Lease, Landlord will return the cash portion of the Security Deposit to Tenant, less any amounts that are reasonably necessary, as determined by Landlord in its reasonable discretion, to remedy Tenant’s default(s) hereunder or to otherwise restore the Premises to a clean and safe condition, reasonable wear and tear excepted. If the cost to restore the Premises exceeds the amount of the Security Deposit, Tenant will immediately deliver to Landlord any excess sums. Landlord is not required to keep the Security Deposit separate from other funds, and, unless otherwise required by law, Tenant is not entitled to interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in effect that provide that limit the types of damages to which a security deposit may be applied, it being agreed that Landlord may claim those sums reasonably necessary to compensate Landlord for any loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. In no event or circumstance shall Tenant have the right to any use or application of the Security Deposit and, specifically, Tenant may not use the Security Deposit as the last month’s Rent, as a credit or to otherwise offset any payments required hereunder.

6.2 Letter of Credit: In addition to the cash Security Deposit, Tenant will deliver to Landlord within ten (10) days following Tenant’s execution and delivery of this Lease an irrevocable letter of credit payable in the San Francisco Bay Area, California issued for the benefit of the Landlord by a bank reasonably satisfactory to Landlord, in the amount of

(the “Letter of Credit”). The Letter of Credit will be

irrevocable for the term thereof and will provide that it is automatically renewable for a period ending not earlier than sixty (60) days after the expiration of the Term without any action whatsoever on the part of Landlord. However, the issuing bank will have the right not to renew said Letter of Credit on written notice to Landlord given not less than sixty (60) days before the expiration of the Term (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit will not, in any event, diminish the obligation of Tenant to maintain such irrevocable Letter of Credit with Landlord through the date which is sixty (60) days after the expiration of the Term).

(a) The Letter of Credit must be issued by a bank reasonably satisfactory to Landlord, in a form reasonably acceptable to Landlord, and must provide, among other things, in effect that:

(i)
Landlord, or its then managing agent, will have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) statement that the drawer is entitled to draw upon the Letter of Credit pursuant to this Lease, it being understood that if Landlord or its managing agent is a corporation, limited liability company, partnership or other entity, then such statement will be signed by an officer or member (if a corporation or limited liability company), a general partner (if a partnership), or any authorized party (if another entity);
(ii)
The Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement;
(iii)
In the event of a transfer of Landlord’s interest in the Property, Landlord will have the right to transfer the Letter of Credit to the transferee at no cost to Landlord or transferee, and thereupon, Landlord will, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to a new landlord;
(iv)
Tenant further covenants that it will not assign or encumber said Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
(b)
Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than sixty (60) days after the expiration of the Term, or the issuing bank notifies Landlord that it will not renew the Letter of Credit, Landlord will accept a renewal thereof or substitute Letter of Credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and automatically renewable as above provided to sixty (60) days after the end of the Term upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord. However, (i) if the Letter of Credit is not timely renewed or a substitute Letter of Credit is not timely received, or (ii) if Tenant fails to maintain the Letter of Credit in the amount and terms set forth in this Section 6.2, Tenant, at least thirty (30) days before the expiration of the Letter of Credit, or immediately upon its failure to comply with each and every term of this Section 6.2, must deposit with Landlord cash security in the amounts required by, and to be held subject to and in accordance with, all of the terms and conditions set forth in this Section 6.2 hereof, failing which the Landlord may present such letter of credit to the bank, in accordance with the terms of this Section 6.2, and the entire sum secured thereby will be paid to Landlord, to be held by Landlord as provided in this Section 6.1.

(c)
Subject to the terms of this Section 6.1, and further provided Tenant has paid all Rent due under this Lease when due or after notice and within the applicable cure period, during each 12-month period immediately preceding the effective date of any reduction in the Letter of Credit, Tenant shall have the right to reduce the amount of the Letter of Credit on each anniversary of the Commencement Date through the Lease Term by the amount of per annum. If Tenant is not entitled to reduce the Letter of Credit as of a particular anniversary of the Commencement Date due to Tenant’s failure to timely pay all Rent beyond all applicable notice and cure periods during the 12 months prior in time, then the right to all subsequent reduction(s) shall terminate. Notwithstanding anything to the contrary contained in this Section 6.1(c), the occurrence of any material default under this Lease that has not been cured after notice and within the applicable cure period, shall extinguish all further right to reduce the amount of the Letter of Credit as described herein. Any reduction in the Letter of Credit shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount and otherwise in compliance with all terms of this Section.

7.
LATE CHARGES.

Any and all sums or charges set forth in this Section 7 will be paid as Additional Rent. Tenant acknowledges that late payment (the fifth (5th) day of each month or any time thereafter) by Tenant to Landlord of Rent and all other sums due hereunder, will cause Landlord to incur costs not contemplated by this Lease. Such costs may include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by any encumbrance against the Premises, and late charges and penalties due to the late payment of real property taxes on the Premises. Therefore, if any installment of Rent or any other sum payable by Tenant is not received by Landlord within five (5) days from the date due (provided, however, that with respect to Tenant’s first failure during each Lease year to pay any installment of Rent or any other sum payable by Tenant, Landlord shall provide written notice to Tenant of such failure and Tenant shall have five (5) days following the date of such notice to pay such past due amount), Tenant shall promptly pay to Landlord a late charge, as liquidated damages, in an amount equal to ten percent (10%) of such delinquent amount plus interest on such delinquent amount at the maximum legal rate. In addition to the late charge described above, any Rent or other amounts owing hereunder that are not paid within ten (10) days the date that they are due (provided, however, that with respect to Tenant’s first failure during each Lease year to pay any installment of Rent or any amounts owing hereunder, Landlord shall provide written notice to Tenant of such failure and Tenant shall have five (5) days following the date of such notice to pay such past due amount) will bear interest from the date when due until paid at a rate that is the higher of (i) ten percent (10%) per annum or (ii) the highest rate permitted by applicable law. The parties agree that this late charge and the other charges referenced above represent a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant, excluding attorneys’ fees and costs. Acceptance of any late charge or other charges shall not constitute a waiver by Landlord of Tenant’s default with respect to the delinquent amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord for any other breach of Tenant under this Lease. If a late charge becomes payable for three (3) installments of Rent, then Landlord, at Landlord’s sole option, can either require the Rent be paid quarterly in advance or be paid monthly in advance by cashier’s check or by electronic funds transfer.

8.
UTILITIES AND SERVICES.

8.1
Utility Expenses: Tenant shall arrange for and pay for all water, gas, heat, light, power, telephone, and other utilities and services supplied to the Premises, together with any taxes thereon, directly to the utility providers. Tenant shall also provide for its own garbage and janitorial service, at its sole cost and expense.

8.2
Interruption of Use: Tenant agrees that Landlord is not liable for damage, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including electricity, telephone and telecommunications services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, shortages, outages, brown-outs, black-outs, or improvements, by any strike, lockout, or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Property after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident, casualty whatsoever, by act or default of Tenant or any of Tenant’s agents, employees, contractors or service-providers, or by any other cause (other than arising from or in connection with the negligence or willful misconduct of Landlord); and such failure, delay or diminution will never be deemed to constitute an eviction, interruption, cessation or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under the Lease. Furthermore, Landlord shall not be liable under any circumstances for any loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities set forth in Section 8 (other than arising due to or in connection with the negligence of willful misconduct of Landlord). Tenant acknowledges that the Premises may become subject to the rationing or partial or intermittent “blackouts” of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant agrees that its tenancy and occupancy hereunder shall be subject to such rationing restrictions as may be imposed upon Landlord, Tenant, the Premises, or other portions of the Building, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions.

9.
USE OF PREMISES.

9.1
Approved Use: The Premises are to be used solely for the purposes and uses specified in the Basic Lease Information and for no other uses or purposes without Landlord’s prior written consent, which may be withheld in Landlord’s reasonable discretion. Tenant’s use of the Premises will be in accordance with the rules and regulations for the Building, as set forth in Exhibit D hereto, and any other reasonable rules and regulations promulgated by Landlord now or hereafter enacted relating the operation of the Premises and/or any other part of the Building (collectively, the “Rules and Regulations”).

9.2
Prohibition on Use: Tenant shall not use the Premises or permit anything to be done in or about the Premises nor keep or bring anything therein that will in any way increase the existing rate of or affect any policy of fire or other insurance upon the Building or any of its contents, or cause a violation or cancellation of any insurance policy. No auctions may be held or otherwise conducted in, on or about any portion of the Premises or the Building without Landlord’s prior written consent thereto, in its sole and absolute discretion. Tenant shall not do or permit anything to be done in or about the Premises that will in any way obstruct or interfere with the rights of Landlord or other tenants or occupants of any portion of the Building. The Premises shall not be used for any unlawful purpose. Tenant will not cause, maintain or permit any private or public nuisance in, on or about any portion of the Premises or the Building, including, but not limited to, any offensive odors, noises, fumes or vibrations.

10.
CONDITION OF PREMISES.

Landlord shall deliver the Premises with the Covered Items (as defined in Section 12.1 below) in good order and operating condition. Tenant agrees to accept the Premises on the

Commencement Date as then being suitable for Tenant’s intended use and in good operating order, condition and repair in its then existing “AS IS” condition, except as otherwise set forth in Exhibit C hereto. The Tenant Improvements (defined in Exhibit C) shall be installed in accordance with the terms, conditions, criteria and provisions set forth in Exhibit C. Landlord shall advance the Tenant Improvement Allowance to Tenant for the purposes of constructing the Tenant Improvements in accordance with the procedures described in Exhibit C. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises in good condition and state of repair and in full compliance with the Delivery Condition set forth in Exhibit C, punchlist items excepted. Tenant expressly acknowledges and agrees that neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Premises for the conduct of Tenant’s business or for any other purpose, including without limitation, any storage incidental thereto.

11.
ALTERATIONS; AND SURRENDER OF PREMISES.

11.1
Alterations: Tenant will not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld so long as any such Alteration is in compliance with Section 11 of this Lease and does not affect the Building systems or the structural integrity of the Premises or the Building. It is hereby acknowledged and agreed that the Tenant Improvement shall not constitute

“Alternations” and shall be governed by Exhibit C. Any Alteration affecting the structure of the Building or Building systems is subject to the sole and absolute discretion of Landlord. If any such Alteration is expressly permitted by Landlord in writing, Tenant shall deliver at least twenty (20) days prior notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility. In all events, Tenant shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver copies to Landlord. All Alterations shall be at Tenant’s sole cost and expense, and shall be installed by a licensed contractor (reasonably approved by Landlord) in compliance with all applicable Laws (including, but not limited to, the ADA). Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall, prior to construction of any and all Alterations, cause its contractor(s) and subcontractor(s) to provide insurance as reasonably required by Landlord.

11.2
Surrender of Premises: At the expiration of the Term or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition and repair (damage by acts of God, casualty, and normal wear and tear excepted), but with all interior walls cleaned, any carpets cleaned, all floors cleaned. On or before the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s Property (as hereinafter defined) from the Premises. Tenant shall repair any damage caused by such removal of the Tenant’s Property. For purposes hereof, the term “Tenant’s Property” shall mean and refer to all equipment, trade fixtures, computer wiring and cabling, furnishings, inventories, goods and personal property of Tenant. Any of Tenant’s Property not so removed by Tenant as required herein shall be deemed abandoned and may be removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property; provided, however, Tenant shall remain liable to Landlord for all costs incurred in disposing of such abandoned property of Tenant. All Tenant Improvements and Alterations, except those that Landlord requires Tenant to remove, will remain in the Premises as the property of Landlord.

12.
SERVICES AND MAINTENANCE.

12.1
Maintenance by Landlord: Landlord shall maintain the structural portions of the Building, including the roof, foundation, parking lot, and building systems and utilities to the point where they enter the Building structure itself (collectively, “Covered Items”), in reasonably good order and condition except for damage occasioned by the negligence or willful misconduct of Tenant, which damages shall be repaired by the Landlord at Tenant’s expense. Tenant acknowledges that Landlord does not assume any responsibility for the security of persons or property in, upon or about the Premises or the Building. Tenant expressly releases Landlord from any liability for theft, burglary, or damage or injury to persons or property caused by the persons gaining access to the Building or the Premises, except as occasioned by the active negligence or willful misconduct of Landlord or its authorized representatives (“Covered Claims”). Tenant shall indemnify and defend Landlord from and against all such Covered Claims by Tenant’s agents, contractors, employees, subtenants, licensees, invitees and visitors. Te

12.2
Services by Landlord: Tenant shall be entitled to use the parking spaces on a non-reserved basis; however Tenant acknowledges that Landlord does not monitor the parking on the Property. Tenant will pay the utility costs associated with all Landlord services provided to the Premises in accordance with Section 8.1 above. Tenant will provide for its own janitorial service for the Premises, at Tenant’s own cost and expense. Tenant agrees to cooperate with Landlord and to abide by all rules and restrictions that Landlord may prescribe for the proper functioning and protection of heating, ventilating and air conditioning systems. Tenant acknowledges that the controls for the HVAC service to the Premises are located within the Premises and Tenant shall cause the HVAC to be turned on in the morning and off every evening. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall it constitute a constructive eviction of the Tenant, nor shall the Rent be reserved or abated by reason of (a) the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or (b) the failure to furnish or delay in furnishing any such service when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or the Building, unless occasioned by the negligence or willful misconduct of Landlord.

12.3
Common Area: Intentionally Deleted.

12.4
Security: Tenant may install its own security system for the Premises, at its sole cost and expense. Installation of the security system shall be in accordance with Section 11 of this Lease.

13.
INSURANCE.

13.1
Types of Insurance: Tenant shall maintain in full force and effect at all times during the Term of this Lease, at Tenant’s sole cost and expense, for the protection of Tenant and Landlord, the following policies of insurance:

13.1.1
Commercial General Liability Insurance (or its equivalent approved by Landlord in its reasonable discretion, if such policy form is no longer issued) insuring, among other liabilities, claims arising out of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity set forth in Section 14 of this Lease, in limits not less than Three Million Dollars ($3,000,000) combined single limit for each occurrence for bodily injury, personal injury and property damage liability. Such insurance shall insure, on an occurrence basis, against all liability of Tenant, its employees, and agents arising out of or in connection with Tenant’s use of the Premises;

13.1.2
Worker’s Compensation and Employer’s Liability Insurance, as required by law;

13.1.3
“All Risk” or “Special Purpose” Property Insurance for Tenant’s personal property, including without limitation, sprinkler leakage, and if the property of any of Tenant’s invitees, vendors or customers is to be kept in the Premises, warehouser’s legal liability or bailee’s customer insurance. All insurance under this Section 13.1.3 will be written on a replacement cost basis (without deduction for depreciation) in an amount equal to One Hundred Percent (100%) of the full replacement value of any property damaged; and

13.1.4
Such other insurance or higher limits of liability as is then customarily required for similar types of buildings within the general vicinity of the Building as may be required by any of Landlord’s lenders.

13.2
Insurance Policies: Insurance required to be maintained by Tenant shall be written by companies (i) licensed to do business in the State of California, (ii) domiciled in the United States of America, and (iii) having a “General Policyholders Rating” of at least A:X (or such higher rating as may be required by a lender having a lien on the Premises) as set forth in the most current issue of “A.M. Best’s Rating Guides.” Any deductible amounts under any of the insurance policies required hereunder shall not exceed Five Thousand Dollars ($5,000). Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder at the time of execution of this Lease by Tenant. Tenant shall, at least fifteen (15) days prior to expiration of each policy, furnish Landlord with certificates of renewal or “binders” thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to material modification except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord).

13.3
Additional Insureds and Coverage: Each of Landlord, Landlord’s property management company or agent, and Landlord’s lender(s) having a lien against the Premises or any other portion of the Property shall be named as additional insureds or loss payees (as applicable) under all of the policies required in Section 13. Additionally, all of such policies shall provide for severability of interest. All insurance to be maintained by Tenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance maintained by Landlord. Any umbrella/excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. It is the parties’ intention that the insurance to be procured and maintained by Tenant as required herein shall provide coverage for any and all damage or injury arising from or related to Tenant’s operations of its business and/or

Tenant’s or Tenant’s officers, directors, agents, employees, invitees and contractors’

(collectively, the “Tenant’s Representatives”) use of the Premises and any of the areas within the Building. Notwithstanding anything to the contrary contained herein, to the extent Landlord’s cost of maintaining insurance with respect to the Building is increased as a result of Tenant’s acts, omissions, Alterations, improvements, use or occupancy of the Premises, Tenant shall pay one hundred percent (100%) of, and for, each such increase as Additional Rent.

13.4
Failure of Tenant to Purchase and Maintain Insurance: If Tenant fails to obtain and maintain the insurance required herein throughout the Term of this Lease, Landlord may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefore. If Landlord so elects to purchase such insurance, Tenant shall promptly pay to Landlord as Additional Rent, the amount so paid by Landlord, upon Landlord’s demand therefore. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all losses, damages, expenses and costs which Landlord may sustain or incur by reason of Tenant’s failure to obtain and maintain such insurance.

13.5
Waiver of Subrogation: Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer, whereby the insurer waives its rights of subrogation against the other party. This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.

14.
INDEMNITY AND LIMITATION OF LIABILITY.
14.1
Indemnity: Except to the extent of damage resulting from the sole gross negligence or willful misconduct of Landlord or its authorized representatives, Tenant agrees to indemnify and defend (with counsel reasonably acceptable to Landlord) Landlord and Landlord’s lenders, partners, members, agents, directors, officers, employees, representatives, contractors, successors and assigns (collectively, the “Indemnitees”) from and against all liabilities, damages, demands, penalties, costs, claims, losses, judgments, charges and expenses (including reasonable attorneys’ fees, costs and expenses) (collectively, “Claims”) arising from or in any way related to, directly or indirectly, (i) Tenant’s or Tenant’s Representatives’ use or occupancy of the Premises and other portions of the Building, (ii) the conduct of Tenant’s business, or (iii) Tenant’s failure to perform any covenant or obligation of Tenant under this Lease. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.
14.2
Limitation of Liability: Except to the extent of damage resulting from the sole gross negligence or willful misconduct of Landlord or its authorized representatives, to the fullest extent permitted by law, Tenant agrees that neither Landlord nor any of the Indemnitees shall at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, liability, injury, death or damage to persons or property which at any time may be suffered or sustained by Tenant or by any person(s) whomsoever who may at any time be using, occupying or visiting the Premises or any other portion of the Building, including, but not limited to, any acts, errors or omissions of any other tenants or occupants of the Building. Tenant shall not, in any event or circumstance, be permitted to offset, avoid, mitigate, diminish or otherwise credit against any payments of Rent required herein for matters for which Landlord may be liable hereunder.
15.
ASSIGNMENT AND SUBLEASING.
15.1
Prohibition: Except for Permitted Transfers (as defined below), Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign, sublease, grant any license or concession or otherwise transfer this Lease or any interest herein, permit any assignment or other such transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and Tenant’s Representatives (all of the foregoing are sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee”). No consent to any Transfer shall constitute a waiver of the provisions of this Section 15, and all subsequent Transfers may be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, but which consent shall be subject to the provisions of this Section 15. Landlord’s consent shall not be required for any Transfer to an affiliate, subsidiary of Tenant in which Tenant owns no less than fifty percent (50%) of the ownership interest or an entity that has purchased all or substantially all of Tenant’s assets. Any Transfer to an affiliated entity shall not be effective until the Transferee assumes all of the obligations under this Lease in writing to Landlord.
15.2
Request for Consent: If Tenant seeks to make a Transfer, Tenant shall notify

Landlord, in writing, and deliver to Landlord at least thirty (30) days (but not more than one hundred eighty (180) days) prior to the proposed commencement date of the Transfer (the “Proposed Effective Date”) the following information and documents (the “Tenant’s Notice”): (i) a description of the portion of the Premises to be transferred (the “Subject Space”); (ii) all of the terms of the proposed Transfer including without limitation, the Proposed Effective Date, the name and address of the proposed Transferee, and a copy of the existing or proposed assignment, sublease or other agreement governing the proposed Transfer; (iii) current financial statements of the proposed Transferee certified by an officer, member, partner or owner thereof, and any such other information as Landlord may then reasonably require, including without limitation, audited financial statements for the previous three (3) most recent consecutive fiscal years; (iv) the Plans and Specifications (defined below), if any; and (v) such other information as Landlord may then reasonably require. Tenant shall give Landlord the Tenant’s Notice by registered or certified mail addressed to Landlord at Landlord’s Address specified in the Basic Lease Information. Within fifteen (15) days after Landlord’s receipt of the Tenant’s Notice (the “Landlord Response Period”) Landlord shall notify Tenant, in writing, of its determination with respect to such requested proposed Transfer and the election to recapture the Subject Space. If Landlord elects to recapture the Subject Space, Tenant may withdraw its request for consent within twenty (20) days thereafter (“Tenant’s Request Withdrawal”) and this Lease will continue in full force and effect. If Landlord does not elect to recapture pursuant to the provisions of Section 15.5 hereof and Landlord does consent to the requested proposed Transfer, Tenant may thereafter assign its interests in and to this Lease or sublease all or a portion of the Premises to the same party and on the same terms as set forth in the Tenant’s Notice. If Landlord fails to respond to Tenant’s Notice within Landlord’s Response Period, then, the proposed Transfer shall then be deemed disapproved by Landlord. As Additional Rent hereunder, Tenant shall upon the Transfer pay to

Landlord, a transfer fee in the amount of (“Transfer Fee”), plus

Tenant shall promptly reimburse Landlord for actual and reasonable legal and other expenses incurred by Landlord in connection with any actual or proposed Transfer. This Transfer Fee is due at the time that any request for Transfer is made.

15.3
Criteria for Consent: Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent where (i) Tenant is or has been in default of its obligations under this Lease beyond applicable notice and cure periods; (ii) ) the use to be made of the Premises by the proposed Transferee is prohibited under this Lease or differs from the uses permitted under this Lease, (iii) the proposed Transferee or its business is subject to compliance with additional requirements of the ADA beyond those requirements which are applicable to Tenant, unless the proposed Transferee shall (a) first deliver plans and specifications for complying with such additional requirements (the “Plans and Specifications”) and obtain Landlord’s written consent thereto, and (b) comply with all Landlord’s conditions contained in such consent, (iv) the proposed Transferee does not intend to occupy a substantial portion of the Premises assigned or sublet to it, (v) Landlord reasonably disapproves of the proposed Transferee’s business operating ability or history or creditworthiness of the business to be conducted by the proposed Transferee at the Premises, (vi) the proposed Transfer would cause Landlord to violate another agreement or obligation to which Landlord is a party or otherwise subject, or (vii) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Building.

15.4
Effectiveness of Transfer and Continuing Obligations: Prior to the date on which any permitted Transfer becomes effective, Tenant shall deliver to Landlord (i) a counterpart of the fully executed Transfer document, and (ii) Landlord’s standard form of Consent to Assignment or Consent to Sublease attached hereto as Exhibit E, as applicable, executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such consent instrument shall not release or discharge the Transferee from its obligation to do so or from any liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases. Each permitted Transferee shall assume and be deemed to assume this Lease and shall be and remain liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for the Term of this Lease. No Transfer shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee) to perform any of the terms, covenants and conditions of this Lease. For purposes hereof, if Tenant is a business entity, direct or indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a change in Control and shall be subject to the provisions of Section 15.8 hereof. Any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant unless expressly authorized in writing by Landlord. Any transfer made without Landlord’s prior written consent, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant of this Lease.

15.5
Recapture: Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) days from receipt of Tenant’s Notice, to recapture the Subject Space described in the Tenant’s Notice, subject to Tenant’s Request Withdrawal. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed Subject Space, or, if the proposed Subject Space covers all the Premises, it shall serve to terminate the entire Term of this Lease, in either case, as of the Proposed Effective Date. If this

Lease is terminated pursuant to the foregoing provisions with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of rentable square feet retained by Tenant to the rentable square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect. Notwithstanding the foregoing, Landlord shall not recapture for the purposes of entering into a direct lease with Tenant’s proposed transferee.

15.6
Transfer Premium: If Landlord consents to a Transfer, as a condition thereto which the Tenant hereby agrees is reasonable, Tenant shall pay to Landlord, as Additional Rent, any “Transfer Premium” received by Tenant from any Transferee. The term

“Transfer Premium” shall mean all rent, additional rent and other consideration payable by such Transferee that either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease, less the

“Reasonable Costs of the Transfer”. “Reasonable Costs of the Transfer” means the actual costs incurred by Tenant in effectuating the Transfer, including the cost of constructing any tenant improvements as required by the Transfer to the extent attributable to the Subject Space, leasing commissions, professional fees associated with space planning and any improvements, and legal fees. If less than all of the Premises is sublet or assigned, then the Transfer Premium shall be determined pro-ratably on a per-square-foot basis.

15.7
Waiver: Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any Transferee, or failure by Landlord to take action against any Transferee, Tenant agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such Transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such Transferee.

15.8
Permitted Transfer: Notwithstanding the foregoing, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a "Permitted Transfer") to the following types of entities (a "Permitted Transferee") without the written consent of Landlord or fulfilling the requirements of the foregoing subsections: (a) any parent, subsidiary or affiliate corporation which Controls (as defined below), is Controlled by or is under common Control with Tenant (collectively, an "Affiliate"); (b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, an Affiliate of Tenant, or their respective corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as in both cases (a) and (b), (i) Tenant's obligations hereunder are assumed by the Permitted Transferee; and (ii) the Permitted Transferee satisfies the Net Worth Threshold as of the effective date of the Permitted Transfer; or (c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which acquires all or substantially all of Tenant's assets and/or ownership interests, if the Transferee satisfies the Net Worth Threshold as of the effective date of the Transfer; provided, that no such Permitted Transfer is a subterfuge by Tenant to avoid its obligations under this Lease. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing, the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, whether accruing prior to and/or from and after the consummation of the Transfer. No later than ten (10) days prior to the effective date of any Permitted Transfer, Tenant shall (1) notify Landlord in writing of such Permitted Transfer, and

(2) furnish Landlord with copies of (A) the instrument effecting any of the foregoing Permitted Transfers, (B) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (3) evidence of insurance as required under this Lease with respect to the Permitted Transferee (collectively, the “Permitted Transferee Information”). Landlord hereby acknowledges that the prospective transaction effecting a Permitted Transfer (“M&A Activity”) may be non-public and highly confidential. Landlord shall maintain all information on the M&A Activity, including the Permitted Transferee Information strictly confidential. The occurrence of a Permitted Transfer shall not waive

Landlord's rights as to any subsequent Transfers. As used herein, the term "Net Worth Threshold" shall mean the proposed Permitted Transferee has a tangible net worth equal to or greater than that of the originally named Tenant as of December 31 of the year prior to the Commencement Date (determined in accordance with generally accepted accounting principles consistently applied and excluding from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, trademarks, trade names, copyrights and franchises The term "Control" shall mean the possession of the power to direct or cause the direction of the management and policy of such corporation, partnership, limited liability company or other entity, whether through the ownership of voting securities, by statute or by contract, and whether directly or indirectly through Affiliates.

16.
INTENTIONALLY DELETED.

17.
SUBORDINATION.

To the fullest extent permitted by law, this Lease, the rights of Tenant under this Lease and Tenant’s leasehold interest shall be automatically subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the Property, and (ii) the lien of any mortgage or deed of trust that may now or hereafter exist for which the Building, ground leases or underlying leases or Landlord’s interest or estate in any of said items is specified as security. Notwithstanding the foregoing, Landlord or any such ground lessor, mortgagee, or any beneficiary shall have the right to require this Lease be superior to any such ground leases or underlying leases or any such liens, mortgage or deed of trust. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall attorn to and become the Tenant of the successor in interest to Landlord, provided such successor in interest does not disturb Tenant’s use, occupancy or quiet enjoyment of the Premises so long as Tenant is not in material default of the terms and provisions of this Lease. The successor in interest to Landlord following foreclosure, sale or deed in lieu thereof shall not be: (a) liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) subject to any offsets or defenses that Tenant might have against any prior lessor; (c) bound by prepayment of more than one (1) month’s Rent, except in those instances when Tenant pays Rent quarterly in advance pursuant to Section 7 hereof, then not more than three months’ Rent; or (d) liable to Tenant for any Security Deposit not actually received by such successor in interest to the extent any portion or all of such Security Deposit has not already been forfeited by, or refunded to, Tenant. Landlord shall be liable to Tenant for all or any portion of the Security Deposit not forfeited by, or refunded to Tenant, until and unless Landlord transfers such Security Deposit to the successor-in-interest. Tenant covenants and agrees to execute (and acknowledge if required by Landlord, any lender or ground lessor) and deliver, within five (5) days of a demand or request by Landlord and in the form reasonably requested by Landlord, ground lessor, mortgagee or beneficiary, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust.

18.
RIGHT OF ENTRY.

Landlord and its agents shall have the right to enter the Premises at all reasonable times, upon reasonable prior notice, for purposes of inspection, exhibition, posting of notices, investigation, replacements, repair, maintenance and alteration. It is further agreed that Landlord shall have the right to use any and all means Landlord deems necessary to enter the Premises in an emergency. Landlord shall also have the right to place “for sale” signs on the outside of the Building. Tenant hereby waives any Claim from damages or for any injury or inconvenience to or interference with Tenant’s business, or any other loss occasioned thereby except for any Claim for any of the foregoing arising out of the sole active gross negligence or willful misconduct of Landlord or its authorized representatives. Notwithstanding the foregoing, Tenant may designate in writing certain secured areas within the Premises which Landlord will not enter except in an emergency situation or upon no less that twenty-four hours prior written notice for the purpose of inspection.

19.
ESTOPPEL CERTIFICATE.

Tenant shall execute (and acknowledge if required by any lender or ground lessor) and deliver to Landlord, within ten (10) days after Landlord provides such to Tenant, a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification), the date to which the Rent and other charges are paid in advance, if any, acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults as are claimed, and such other matters as

Landlord may reasonably require. Any such statement may be conclusively relied upon by

Landlord and any prospective purchaser or encumbrancer of the Building or other portions of the Property. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance; and (c) not more than one month’s Rent has been paid in advance, except in those instances when Tenant pays Rent quarterly in advance pursuant to Section 7 hereof, then not more than three months’ Rent has been paid in advance.

20.
TENANT’S DEFAULT.

The occurrence of any one or more of the following events shall, at Landlord’s option, constitute a material default by Tenant of the provisions of this Lease:

20.1
The abandonment of the Premises by Tenant or the vacation of the Premises by Tenant which would cause any insurance policy to be invalidated or otherwise lapse;

20.2
The occurrence of two (2) or more non-material defaults during any one calendar year, or four (4) or more material defaults during the Term;

20.3
The failure by Tenant to make any payment of Rent, Additional Rent or any other payment required hereunder within five (5) days for written notice (such notice being in lieu of any notice required by California Code of Civil Procedure Section 1161). Landlord may, by written notice to Tenant, require Tenant to pay any late Rent with a cashier’s check or by wire transfer;

20.4
The failure by Tenant to observe, perform or comply with any of the conditions, covenants or provisions of this Lease (except failure to make any payment of Rent and/or Additional Rent) and such failure is not cured within (i) thirty (30) days from the date that Landlord delivers written notice of such failure to Tenant for all failures other than with respect to the timely delivery by Tenant of a subordination, non-disturbance and attornment agreement (an “SNDA”), a counterpart of a fully executed Transfer document and a consent thereto (collectively, the “Transfer Documents”), an estoppel certificate or insurance certificates, and (ii) the time period, if any, specified in the applicable sections of this Lease with respect to subordination, assignment and sublease, estoppel certificates and insurance. However, Tenant shall not be in default of its obligations hereunder if such failure (other than any failure of Tenant to timely deliver an SNDA, the Transfer Documents, an estoppel certificate or insurance certificates, for which no additional cure period shall be given to Tenant) cannot reasonably be cured within such thirty (30) or ten

(10) day period, as applicable, and Tenant promptly commences, and thereafter diligently proceeds with same to completion, all actions necessary to cure such failure as soon as is reasonably possible, but in no event shall the completion of such cure be later than sixty (60) days after the date on which Landlord delivers to Tenant written notice of such failure, unless Landlord, acting reasonably and in good faith, otherwise expressly agrees in writing to a longer period of time based upon the circumstances relating to such failure as well as the nature of the failure and the nature of the actions necessary to cure such failure; or
20.5
The making of a general assignment by Tenant for the benefit of creditors, the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation, or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing, the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold, Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets, Tenant taking any action toward the dissolution or winding up of Tenant’s affairs, the cessation or suspension of Tenant’s use of the Premises, or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold.
21.
REMEDIES FOR TENANT’S DEFAULT.
21.1
Landlord’s Rights: In the event of Tenant’s material default under this Lease, and in addition to all other rights and remedies available at law or in equity, Landlord may terminate Tenant’s right to possession of the Premises by any lawful means in which case upon delivery of written notice by Landlord this Lease shall terminate on the date specified by Landlord in such notice and Tenant shall immediately surrender possession of the Premises to Landlord. In addition, the Landlord shall have the immediate right of re-entry whether or not this Lease is terminated, and if this right of re-entry is exercised following abandonment of the Premises by Tenant, Landlord may consider any of Tenant’s Property left on the Premises to also have been abandoned. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 21.1 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant. If Landlord relets the Premises or any portion thereof, Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, unamortized broker’s commissions, reasonable expenses of cleaning, redecorating, and further improving the Premises and other similar costs (collectively, the “Reletting Costs”). Any and all of the Reletting Costs shall be fully chargeable to Tenant and shall not be prorated or otherwise amortized in relation to any new lease for the Premises or any portion thereof. Reletting may be for a period shorter or longer than the remaining term of this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect

Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the maximum rate permitted by law from the date of such expenditure.
21.2
Damages Recoverable: If Tenant breaches this Lease and abandons the

Premises before the end of the Term, or if Tenant’s right to possession is terminated by Landlord because of a breach or default under this Lease, then in either such case, Landlord may recover from Tenant all damages suffered by Landlord as a result of Tenant’s failure to perform its obligations hereunder, including without limitation, the unamortized cost of any Tenant Improvements constructed by or on behalf of Tenant pursuant to Exhibit C hereto to the extent Landlord has paid for such improvements, the unamortized portion of any broker’s or leasing agent’s commission incurred with respect to the leasing of the Premises to Tenant for the balance of the Term of the Lease remaining after the date on which Tenant is in default of its obligations hereunder, and all Reletting Costs, and the worth at the time of the award (computed in accordance with paragraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code) of the amount by which the Rent then unpaid hereunder for the balance of the Lease Term exceeds the amount of such loss of Rent for the same period which Tenant proves could be reasonably avoided by Landlord and in such case, Landlord prior to the award, may relet the Premises for the purpose of mitigating damages suffered by Landlord because of Tenant’s failure to perform its obligations hereunder; provided, however, that even though Tenant has abandoned the Premises following such breach, this Lease shall nevertheless continue in full force and effect for as long as Landlord does not terminate Tenant’s right of possession, and until such termination, Landlord shall have the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations) and may enforce all its rights and remedies under this Lease, including the right to recover the Rent from Tenant as it becomes due hereunder. The “worth at the time of the award” within the meaning of Subparagraphs (a)(1) and (a)(2) of Section 1951.2 of the California Civil Code shall be computed by allowing interest at the rate of ten percent (10%) per annum. Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179 (or any successor or substitute statute), or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder. Tenant hereby waives for Tenant and for all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

21.3
Rights and Remedies Cumulative: The foregoing rights and remedies of Landlord are not exclusive; they are cumulative in addition to any rights and remedies now or hereafter existing at law, in equity by statute or otherwise, or to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditors’ rights generally. In addition to all remedies set forth above, if Tenant materially defaults under this Lease, all options granted to Tenant hereunder shall automatically terminate, unless otherwise expressly agreed to in writing by Landlord.

22.
HOLDING OVER.

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-tomonth tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the

Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, and Landlord has provided Tenant with notice of a pending tenancy, then in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Claims resulting from such failure.

23.
LANDLORD’S DEFAULT.

Landlord shall not be considered in default of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord hereunder. For purposes hereof, a reasonable time shall not be less than thirty (30) days after receipt by Landlord of written notice specifying the nature of the obligation Landlord has not performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days, after receipt of written notice, is reasonably necessary for its performance, then Landlord shall not be in default of this Lease if performance of such obligation is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

24.
ARBITRATION.

The parties agree that any and all non-monetary disputes, claims or controversies arising out of or relating to this Lease that are not resolved by mutual agreement shall be submitted to mediation before JAMS, Inc. or its successor (“JAMS”). The parties agree to mediate any claims or disputes for a period of fifteen (15) days from the date that the matter is submitted for mediation. If the parties are unable to reach an agreement through mediation, then either party may submit the matter to JAMS for final, binding arbitration, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the mediation/arbitration process called for in this Lease by filling a written demand for mediation with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS Streamline Arbitration Rules and Procedures in effect at the time of filing the demand for arbitration. In the event of any conflict between the United States Arbitration Act and the JAMS

Streamline Arbitration Rules, the JAMS rules shall prevail. The parties will cooperate with JAMS and with one another in selecting a mediator and an arbitrator from JAMS’s panel of neutrals, and in scheduling the mediation and arbitration proceedings. The mediator and the arbitrator shall not be the same neutral. The parties covenant that they will participate in the mediation and arbitration in good faith. The costs of the mediation will be borne equally by both parties; the costs of the arbitration shall be borne by the losing party. The provisions of this Section may be enforced by any court of competent jurisdiction.

25.
TRANSFER OF LANDLORD’S INTEREST.

If there is any sale or other transfer of the Premises or any other portion of the Property by Landlord or any of Landlord’s interest therein, Landlord will automatically be entirely released from all liability under this Lease upon transfer of Security Deposit to the new transferee and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of such transfer. A ground lease or similar long-term lease by Landlord of the entire Building, of which the Premises are a part, shall be deemed a sale within the meaning of this Section 25. Tenant agrees to attorn to such new owner provided such new owner does not disturb Tenant’s use, occupancy or quiet enjoyment of the Premises so long as Tenant is not in material default of any of the provisions of this Lease.

26.
WAIVER.

No delay or omission in the exercise of any right or remedy of either party on any default by the other party shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after default by Tenant of this Lease will not be deemed a waiver of such default, other than a waiver of timely payment for the particular Rent payment involved, and does not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease. No failure, partial exercise or delay on the part of the Landlord in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

27.
CASUALTY DAMAGE.

27.1
Casualty: If the Premises or any part thereof [excluding any of Tenant’s

Property, any Tenant Improvements and any Alterations installed by or for the benefit of Tenant

(collectively, the “Tenant’s FF&E”)] shall be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice thereof to Landlord. Within sixty (60) days after receipt by Landlord of such notice, Landlord shall notify Tenant, in writing, whether the necessary repairs can reasonably be made, as reasonably determined by Landlord: (a) within one hundred eighty (180) days; or (b) in more than one hundred eighty (180) days, from the date of such notice.

27.1.1
Minor Insured Damage: If the Premises (other than the Tenant’s FF&E)

are damaged only to such extent that repairs, rebuilding and/or restoration can be reasonably completed one hundred eighty (180) days, this Lease shall not terminate and, provided that insurance proceeds are available and paid to Landlord to fully repair the damage and/or Tenant otherwise voluntarily contributes any shortfall thereof to Landlord, Landlord shall repair the Premises to substantially the same condition that existed prior to the occurrence of such casualty, except Landlord shall not be required to rebuild, repair, or replace any of Tenant’s FF&E. The Rent payable hereunder shall be abated proportionately from the date and to the extent Tenant vacates the affected portions of the Premises until any and all repairs required herein to be made by Landlord are substantially completed but such abatement shall only be to the extent (i) of the portion of the Premises which is actually rendered unusable and unfit for occupancy and only during the time Tenant is not actually using same, and (ii) Landlord receives rental abatement insurance proceeds therefore.

27.1.2
Major Insured Damage: If the Premises (other than the Tenant’s FF&E)

are damaged to such extent that repairs, rebuilding and/or restoration cannot be reasonably completed, as reasonably determined by Landlord, within two hundred seventy (270) days, then either Landlord or Tenant may terminate this Lease by giving written notice within twenty (20) days after notice from Landlord regarding the time period of repair. If either party notifies the other of its intention to so terminate the Lease, then this Lease will terminate and the Rent will be abated from the date of the occurrence of such damage, provided Tenant diligently proceeds to and expeditiously vacates the Premises (but, in all events Tenant must vacate and surrender the Premises to Landlord by no later than ten (10) business days thereafter or there shall not be any abatement of Rent until Tenant so vacates the Premises). If neither party elects to terminate this Lease, Landlord shall promptly commence and diligently prosecute to completion the repairs to the Premises, provided insurance proceeds are available and paid to Landlord to fully repair the damage or Tenant voluntarily contributes any shortfall thereof to Landlord (except that Landlord shall not be required to rebuild, repair, or replace any of Tenant’s FF&E). During the time when Landlord is prosecuting such repairs to substantial completion, the Rent payable hereunder shall be abated proportionately from the date and to the extent Tenant actually vacates the affected portions of the Premises until any and all repairs required herein to be made by Landlord are substantially completed but such abatement shall only be to the extent (i) of the portion of the Premises which is actually rendered unusable and unfit for occupancy and only during the time Tenant is not actually using same, and (ii) Landlord receives rental abatement insurance proceeds therefore.

27.1.3
Damage Near End of Term: Notwithstanding anything to the contrary contained in this Lease except for the provisions of Section 27.3 below, if the Premises are substantially damaged or destroyed during the last year of then applicable term of this Lease and, at the time of the damage or casualty, no notice regarding the exercise of any Option has been delivered by Tenant, then either Landlord or Tenant may, at their option, cancel and terminate this Lease by giving written notice to the other party of its election to do so within thirty (30) days after receipt by Landlord of notice from Tenant of the occurrence of such casualty. If either party so elects to terminate this Lease, all rights of Tenant hereunder shall cease and terminate ten (10) days after Tenant’s receipt or delivery of such notice, as applicable, and Tenant shall immediately vacate the Premises and surrender possession thereof to Landlord.

27.2
Uninsured Casualty: If any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord and any applicable deductible, and Tenant does not voluntarily contribute any shortfall thereof to Landlord, or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Tenant of any such event, whereupon all rights and obligations of Tenant shall cease and terminate hereunder, except for those obligations expressly provided for in this Lease to survive such termination of the Lease.

27.3
Tenant’s Fault and Lender’s Rights: Notwithstanding anything to the contrary contained herein, if the Premises (other than Tenant’s FF&E) or any other portion of the Building be damaged by fire or other casualty conclusively determined to have been resulting from the intentional or sole gross negligent acts or omissions of Tenant or any of Tenant’s Representatives, (i) the Rent shall not be diminished during the repair of such damage, (ii) Tenant shall not have any right to terminate this Lease due to the occurrence of such casualty or damage, and (iii) Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of all or any portion of the Building caused thereby (including, without limitation, any deductible) to the extent such cost and expense is not covered by insurance proceeds.

27.4
Tenant’s Waiver: So long as Landlord is using commercially reasonable efforts to complete the repairs and renovations needed as a result of a casualty event, Landlord shall not be liable for any inconvenience or annoyance to Tenant, injury to the business of Tenant, loss of use of any part of the Premises by Tenant or loss of Tenant’s Property, resulting in any way from such damage, destruction or the repair thereof, except that, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are actually unusable and unfit for occupancy and Tenant is not using or otherwise occupying same as specifically provided above in this Section 27. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant hereby waives all rights to terminate this Lease or offset any amounts against Rent pursuant to rights accorded Tenant by any law currently existing or hereafter enacted, including but not limited to, all rights pursuant to the provisions of Sections 1932(2.), 1933(4.), 1941 and 1942 of the California Civil Code, as the same may be amended or supplemented from time to time.

28.
CONDEMNATION.

If fifty percent (50%) or more of the Premises is condemned by eminent domain, inversely condemned or sold in lieu of condemnation for any public or quasi-public use or purpose (“Condemned”), then either Tenant or Landlord may terminate this Lease by written notice as of the date when physical possession of the Premises is taken and title vests in such condemning authority, and Rent shall be adjusted to the date of termination. Tenant shall not because of such condemnation assert any claim against Landlord or the condemning authority for any compensation because of such condemnation, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate of interest or other interest of Tenant; provided, however, the foregoing provisions shall not preclude Tenant, at Tenant’s sole cost and expense, from obtaining any separate award to Tenant for loss of or damage to Tenant’s Property or for damages for cessation or interruption of Tenant’s business provided such award is separate from Landlord’s award and provided further such separate award does not diminish nor otherwise impair the award otherwise payable to Landlord. In addition to the foregoing, Tenant shall be entitled to seek compensation for the relocation costs recoverable by Tenant pursuant to the provisions of California Government Code Section 7262. If neither party elects to terminate this Lease, Landlord shall, if necessary, promptly proceed to restore the Premises or the Building, as applicable, to substantially its same condition prior to such partial condemnation, allowing for the reasonable effects of such partial condemnation, and a proportionate allowance shall be made to Tenant, as solely determined by Landlord, for the Rent corresponding to the time during that, and to the part of the Premises of that, Tenant is deprived on account of the partial condemnation and restoration. Landlord is not required to spend funds for restoration in excess of the amount received by Landlord as compensation awarded.

29.
ENVIRONMENTAL MATTERS/HAZARDOUS MATERIALS.

Tenant must strictly comply with all statutes, laws, ordinances, rules, regulations, and precautions now or hereafter mandated or advised by any federal, state, local or other governmental agency (collectively, “Environmental Laws”) with respect to the use, generation, storage, or disposal of hazardous, toxic, or radioactive materials (collectively, “Hazardous Materials”). As herein used, Hazardous Materials shall include, but not be limited to, those materials identified in Sections 66680 through 66685 of Title 22 of the California Code of Regulations, Division 4, Chapter 30, as amended from time to time, and those substances defined as “hazardous substances,” “hazardous materials, “hazardous wastes,” “chemicals known to cause cancer or reproductive toxicity,” “radioactive materials,” or other similar designations in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., 33 U.S.C. Section 1251 et seq., 42 U.S.C. Section 300(f) et seq., 42 U.S.C. 7401 et seq., California Health and Safety Code Section 25249.5 et seq., California Water Code Section 13000 et seq., California Health and Safety Code Section 39000 et seq. and any other

Environmental Laws now or hereafter in effect. Tenant shall not cause, or allow anyone else to cause, any Hazardous Materials to be used, generated, stored, or disposed of on or about the Premises, the Building, or the Property other than reasonable quantities of office and cleaning supplies in their retail containers. Tenant shall defend (with counsel approved by Landlord), indemnify and hold Landlord, its trustees, employees and agents, any entity having a security interest in the Premises, the Building, or the Property, and its and their employees and agents (collectively, “Indemnitees”) harmless from and against, and shall reimburse the Indemnitees for, all liabilities, claims, costs, damages, and depreciation of property value, including all foreseeable and unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, or disposal of Hazardous Materials by Tenant or any person claiming under Tenant, including, without limitation, the cost of any required or necessary investigation, monitoring, repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, as well as penalties, fines and claims for contribution to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage, or disposal of Hazardous Materials by Tenant or any person claiming under Tenant. Neither the consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all statutes, laws, ordinances, rules, regulations, and precautions pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification set forth above. Tenant’s obligations under this Section 29 shall survive the expiration or termination of this Lease.

30.
FINANCIAL STATEMENTS.

Tenant and any permitted Transferee, within twenty (20) days after Landlord’s request therefore, but not more often than once annually so long as Tenant is not in material default of this Lease, shall deliver to Landlord the then current audited financial statements of Tenant (including interim periods following the end of the last fiscal year for which annual statements are available. If audited financial statements have not been prepared, Tenant and any permitted Transferee shall provide Landlord with certified, unaudited financial statements and such other information, the type and form of which are acceptable to Landlord in Landlord’s reasonable discretion, which reflects the financial condition of Tenant and any permitted Transferee. Landlord shall maintain the confidentiality of the financial statements provided by Tenant hereunder.

31.
SIGNS.

All signs and graphics of every kind visible in or from public view or corridors or the exterior of the Premises shall be subject to Landlord’s prior written approval and shall be subject to and in compliance with all applicable Laws and the Rules and Regulations. Tenant shall have the right to install a sign on the ground floor entry door, subject to the requirements of this Section. Tenant shall also have the right to listing on the directory board in the lobby area. The lobby directory will be maintained at Landlord’s sole cost and expense. In addition, Tenant, at its sole cost and expense, shall have the right to install “eyebrow” signs on the Building that are facing the street, provided that Landlord shall have the right to reasonably approve the signage and Tenant must obtain all applicable approvals and permits for the City of Emeryville.

32.
COMMUNICATIONS AND COMPUTER LINES.

Tenant may install, maintain, replace or remove any communications or computer wires and cables (collectively, the “Lines”) to serve the Premises, provided that (i) Tenant has obtained Landlord’s prior written consent, in Landlord’s reasonable discretion; (ii) Tenant uses an experienced and qualified contractor, approved in writing by Landlord, in Landlord’s reasonable discretion; (iii) Landlord complies with all other provisions of Sections 10 and 11 of this Lease; (iv) the Lines must be appropriately insulated to prevent excess electromagnetic fields or radiation and shall be surrounded by a protective conduit; and (v) Tenant shall pay all costs in connection therewith. As a condition precedent to the installation of new Lines, Landlord may require that Tenant remove the Lines upon the expiration of the Lease.

33.
MORTGAGE OF TENANT’S LEASEHOLD INTEREST.

Notwithstanding any provision in this Lease to the contrary, Tenant may not, without the prior consent of Landlord, which consent may be withheld in its sole and absolute discretion, mortgage, pledge, hypothecate or encumber the leasehold interest granted under this Lease, whether voluntary of by operation of law. Any mortgage effected without the approval of Landlord shall constitute a material default under the Lease. Landlord’s approval will not be construed to require Landlord to provide any leasehold mortgagee with any notice of default or otherwise under this Lease.

34.
MORTGAGEE PROTECTION.

Upon any default on the part of Landlord, Tenant will give written Notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises who has provided Tenant with notice of their interest and an address for receiving Notice, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure. If such default cannot be cured within such time period, then such additional time as may be necessary will be given to such beneficiary or mortgagee to effect such cure so long as such beneficiary or mortgagee has commenced the cure within the original time period and thereafter diligently pursues such cure to completion, in which event this Lease shall not be terminated while such cure is being diligently pursued. Tenant agrees that each lender to whom this Lease has been assigned by Landlord is an express third party beneficiary hereof. Tenant shall not make any prepayment of Rent more than one (1) month in advance without the prior written consent of each such lender, except if Tenant is required to make quarterly payments of Rent in advance pursuant to the provisions of Section 7 above. Tenant waives the collection of any deposit from such lender(s) or any purchaser at a foreclosure sale of such lender(s)’ deed of trust unless the lender(s) or such purchaser shall have actually received and not refunded the deposit. Tenant agrees to make all payments under this Lease to the lender with the most senior encumbrance upon receiving a direction, in writing, to pay said amounts to such lender. Tenant shall comply with such written direction to pay without determining whether an event of default exists under such lender’s loan to Landlord. If, in connection with obtaining financing for the Premises or any other portion of the Property, Landlord’s lender shall request reasonable modification(s) to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not materially and adversely affect Tenant’s rights hereunder, the Rent, Term or the use, occupancy or quiet enjoyment of Tenant hereunder.

35.
WARRANTIES.

Tenant hereby warrants and represents to Landlord, for the express benefit of Landlord, that Tenant has undertaken a complete and independent evaluation of the risks inherent in the execution of this Lease and the operation of the Premises for the use permitted hereby, and that, based upon said independent evaluation, Tenant has elected to enter into this Lease and hereby assumes all risks with respect thereto. Tenant hereby further warrants and represents to Landlord, for the express benefit of Landlord, that in entering into this Lease, Tenant has not relied upon any statement, fact, promise or representation (whether express or implied, written or oral) not specifically set forth herein in writing and that any statement, fact, promise or representation (whether express or implied, written or oral) made at any time to Tenant, which is not expressly incorporated herein in writing, is hereby waived by Tenant.

36.
BROKERAGE COMMISSION.

Landlord and Tenant each represents and warrants for the benefit of the other that it has had no dealings with any real estate broker, agent or finder in connection with the Premises and/or the negotiation of this Lease, except for the Broker(s) specified in the Basic Lease Information, and that it knows of no other real estate broker, agent or finder who is or might be entitled to a real estate brokerage commission or finder’s fee in connection with this Lease or otherwise based upon contacts between the claimant and Tenant. Each party shall indemnify and hold harmless the other from and against any and all liabilities or expenses arising out of claims made for a fee or commission by any real estate broker, agent or finder in connection with the Premises and this Lease other than Broker(s), if any, resulting from the actions of the indemnifying party. Unless expressly agreed to in writing by Landlord and Broker(s), no real estate brokerage commission or finder’s fee shall be owed to, or otherwise payable to, the Broker(s) for any renewals or other extensions of the initial Term of this Lease or for any additional space leased by Tenant other than the Premises as same exists as of the Lease Date. Tenant further represents and warrants to Landlord that Tenant will not receive (i) any portion of any brokerage commission or finder’s fee payable to the Broker(s) in connection with this Lease or (ii) any other form of compensation or incentive from the Broker(s) with respect to this Lease.

37.
QUIET ENJOYMENT.

Landlord covenants with Tenant, upon the paying of Rent and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, and during the periods that Tenant is not otherwise in default of any of the terms or provisions of this Lease, and subject to the rights of any of Landlord’s lenders, (i) that Tenant shall and may peaceably and quietly have, hold, occupy and enjoy the Premises during the Term of this Lease, and (ii) neither Landlord, nor any successor or assign of Landlord, shall disturb Tenant’s occupancy or enjoyment of the Premises. The foregoing covenant is in lieu of any other covenant express or implied.

38.
GENERAL PROVISIONS.

38.1
Time. Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

38.2
Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

38.3
Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

38.4
Landlord Exculpation. The liability of Landlord to Tenant for any default by

Landlord under the terms of this Lease, except for a failure of Landlord to transfer the Security Deposit to any successor to Landlord, shall be limited to the actual interest of Landlord and its present or future partners or members in the Building, and Tenant agrees to look solely to Landlord’s interest in the Building for satisfaction of any liability and shall not look to other assets of Landlord nor seek any recourse against the assets of the individual partners, members, directors, officers, shareholders, agents or employees of Landlord, including without limitation, any property management company of Landlord (collectively, the “Landlord Parties”). It is the parties’ intention that Landlord and the Landlord Parties shall not in any event or circumstance be personally liable, in any manner whatsoever, for any judgment or deficiency hereunder or with respect to this Lease. The liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building.

38.5
Severability and Governing Law. Any provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provision shall remain in full force and effect. This Lease shall be governed by, and construed in accordance with, the laws of the State of California.

38.6
Attorneys’ Fees. In the event any dispute between the parties arises, regardless of whether such disputes results in litigation or other proceeding, the prevailing party shall be reimbursed by the party not prevailing for all reasonable costs and expenses, including, without limitation, reasonable attorneys’ and experts’ fees and costs incurred by the prevailing party in connection with such litigation or other proceeding, and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any. The prevailing party is also entitled to any and all costs incurred in the collection of any judgment.

38.7
Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. The parties acknowledge that (i) each party and/or its counsel have reviewed and revised this Lease, and (ii) no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Lease or any amendments or exhibits to this Lease or any document executed and delivered by either party in connection with this Lease.

38.8
Notices. All notices, demands, consents, requests or other communications required to or permitted to be given pursuant to this Lease (the “Notices”) shall be in writing, shall be given only in accordance with the provisions of this Section, shall be addressed to the parties in the manner set forth below, and shall be conclusively deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours; (b) upon the day of delivery if the notice has been deposited in a authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested; or (c) one (1) business day after the notice has been deposited with either FedEx or United Parcel Service to be delivered by overnight delivery. All notices shall be delivered (i) to

Tenant at the Tenant’s Address set forth in the Basic Lease Information, or to such other place as

Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at Landlord’s Address set forth in the Basic Lease Information, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant.

38.9
Joint and Several; Covenants and Conditions. If Tenant consists of more than one person or entity, the obligations of all such persons or entities shall be joint and several. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

38.10
Authority. If either Tenant or Landlord is a corporation, trust or partnership, each individual executing the Lease on behalf of Tenant or Landlord, as applicable, hereby represents and warrants that Tenant or Landlord is a duly formed and validly existing entity qualifies to do business in California and that Tenant or Landlord has the full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant or Landlord is authorized to do so. In such event, Tenant shall, within ten (10) business days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

38.11
Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Landlord acknowledges that the business plans and financial information of Tenant is confidential information. Each of the parties agrees it shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than the other party’s financial, legal and space planning consultants. Tenant shall notify all parties that have knowledge of the terms of this Lease, including all relevant employees, in writing as to the existence of this confidentiality covenant.

38.12
Landlord Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, develop, alter, or modify (collectively, the “Renovations”) portions of the Building, Premises, and the Property, including without limitation, the systems, equipment, roof, the Building and structural portions of the same, which Renovations may include, without limitation, (i) modifying any portion of the Building, including the Premises to comply applicable Laws, including regulations relating to the physically disabled, seismic conditions, and safety and security; or (ii) creating additional parking areas or occupied space on the Property. The Renovations may also include any improvement or renovation done to increase the safety or security of the Building in excess of the requirements required by the Laws, as Landlord determines to be necessary in its sole and absolute discretion. In connection with the Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Building, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Similarly, other properties in the vicinity of the Building may undergo substantial construction or renovation during the Term, which may cause substantial disturbance to traffic and parking, and may cause dust, noise and vibration which may affect the

Premises. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s Property, Alterations or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

38.13
Joint and Several. The obligations of Tenant shall be joint and several between all entities names as “Tenant” hereunder.
38.14
Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
38.15
Accessibility. As of the Effective Date, there has been no inspection of the Property by a Certified Access Specialist (“CASp”), as referenced in Section 1938 of the California Civil Code. A CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of fees for the CASp inspection, and the cost of making any repairs necessary to correct violations of the constructionrelated accessibility standards within the Premises. Tenant is hereby advised that any CASp inspection shall be at

Tenant’s sole cost and expense and that any violation within the Premises or on the Property shall be the responsibility of Tenant to correct.
38.16
OFAC Representation. For purposes hereof, “List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and “OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury. Each party represents and warrants to the other that (i) each Person owning a ten percent (10%) or greater interest in such party is (A) not currently identified on the List, and (B) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (ii) each party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Each party shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall use reasonable efforts to notify the other in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In addition, at the request of a party, the other party shall provide such information as may be requested by the requesting to determine the other party’s compliance with the terms hereof.

[Remainder of page intentionally left blank. Signatures on following page.]

IN WITNESS WHEREOF, this Lease is executed by the parties as of the Lease Date referenced on Page i of this Lease.

LANDLORD:	TENANT:
PARK AVENUE BUILDING, LLC,	METAGENOMI, INC.,
a California limited liability company	a Delaware corporation
By: /s/David Bruck	By: /s/ Brian C. Thomas

Brian C. Thomas

David Bruck,	Name: __________________________
Manager	Title: __________________________CEO

EXHIBIT A

PREMISES DESCRIPTION

EXHIBIT B

- A 1 -

COMMENCEMENT DATE AMENDMENT 1485 PARK AVENUE

Re: Lease, dated September 29, 2021, between PARK AVENUE BUILDING, LLC, a California limited liability company (“Landlord”), and METAGENOMI, INC., a Delaware corporation (“Tenant”), and for Premises known as 1485 Park Avenue, Emeryville, California.

Tenant hereby verifies that the dates stated below are correct and further acknowledges and accepts possession of the Premises.

Commencement Date: ___________

Rent Commencement Date: ___________

Termination Date: ___________

LANDLORD: TENANT:

PARK AVENUE BUILDING, LLC, METAGENOMI, INC.,

a California limited liability company a Delaware corporation

By: By: David Bruck Name: Manager Title:

TENANT WORK LETTER

This “Tenant Work Letter” will set forth the terms and conditions of the Work (as defined below) to be performed by Tenant. The term “Work” means the preparation and installation of the Tenant Improvements (as defined below), as more particularly described in this Tenant Work Letter. All terms not defined herein will have the meaning attributed to them in the Lease.

1.
Condition of the Premises.

EXHIBIT C

Landlord will deliver the Premises in its “as-is” condition, broom-clean with the roof, foundation, parking lot and existing Building systems in good working order and condition. Landlord will, at its sole cost and expense, ensure that all utilities are accessible and operable prior to the installation of the Tenant Improvements. All Work performed inside the exterior perimeter of the Premises, including the surfaces of any floors or ceilings, will be performed by Tenant at the expense of Tenant.

2.
Tenant Improvements.

The “Tenant Improvements” consist of improvements constructed in the Premises pursuant to the plans and specifications mutually approved by Landlord and Tenant.

3.
Tenant Improvement Allowance.

Tenant is entitled to a one-time tenant improvement allowance (the “Tenant Improvement

Allowance”) in the amount of up to

for the design and construction of the Tenant Improvements. The Tenant Improvement Allowance may be used for all actual costs incurred performing the Work, including without limitation architecture, design, engineering, and permitting (collectively, “Soft Costs”); provided, however, that in no event shall the amount of Soft Costs exceed ten percent (10%) of the Tenant Improvement Allowance. In no event will Landlord be obligated for any costs in excess of the Tenant Improvement Allowance. No credit will be given for any unused portion of the Tenant Improvement Allowance.

Provided that Tenant is not in default hereunder beyond any applicable grace period, the Tenant Improvement Allowance shall be disbursed to Tenant, or as designated by Tenant, to Tenant’s architect and/or General Contractor, on a monthly basis for costs theretofore incurred by Tenant for which the Tenant Improvement Allowance is applicable within thirty (30) days after Tenant has provided Landlord with a written request for such payment, together with (i) copies of all government approvals theretofore required, (ii) confirmation of the portion of the Work theretofore completed, certified by Tenant’s architect and/or General Contractor, as appropriate, on standard AIA forms and (iii) partial lien waivers (conditioned solely on payment of the payment amount requested) and progress payment affidavits from General Contractor and from all subcontractors. Landlord shall be permitted to hold a retainage equal to the greater of 10% of any payment or the retainage amount specified in the contract with General Contractor. Landlord shall not be required to make final payment of the Allowance until thirty (30) days after Tenant has taken occupancy of the Premises and Landlord has received, in addition to the items required under clauses (i) and (ii) above, final lien waivers and affidavits from General Contractor and all subcontractors.

4.
Plans and Specifications.

Tenant, through its architect (the “Architect”) and its engineers (the “Engineers”), (the Architect and the Engineers to be selected by Tenant subject to reasonable agreement of Landlord will prepare the architectural, mechanical and electrical plans (“Construction Plans”) required for the installation of the Tenant Improvements, if any. Tenant will consult with Landlord, Architect, and the Engineers in the preparation of the Construction Plans.

4.1
Landlord’s Review of Construction Plans. The Construction Plans are subject to the written approval of Landlord, which will be provided within ten (10) business days of receipt by Landlord and will not be unreasonably withheld, conditioned or delayed.

4.2
Changes to the Construction Plans. If Landlord reasonably disapproves of the Construction Plans, it shall do so in writing providing reasonably detailed specificity as to the reason for the disapproval, and Tenant will cause Architect and the Engineers to modify the Construction Plans, where appropriate. Landlord will then have an additional five (5) business days to review the revised Construction Plans. Failure of Landlord to approve or disapprove of the Construction Plans within said 5-day period will constitute disapproval of the Construction Plans.

5.
Permits.

Tenant will submit the final Construction Plans to all appropriate municipal authorities in order to secure the permits needed for the Work (the “Permits”).

6.
Contractor.

Subject to the reasonable approval of Landlord, Tenant will retain a contractor to construct the Tenant Improvements in accordance with this Tenant Work Letter (the “Contractor”). Tenant shall, prior to construction of the Tenant Improvements, cause the Contractor and any subcontractor(s) to provide insurance as reasonably required by Landlord.

7.
Representatives.

7.1
Tenant hereby designates Arthur Salmon and Michael Charney (Spectrum Project Management Group) or their designee as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, has full authority and responsibility to act on behalf of Tenant as required in this Tenant Work Letter.

7.2
Landlord hereby designates David Bruck as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, has full authority and responsibility to act on behalf of Landlord as required in this Tenant Work Letter.

8.
Landlord Supervision Fee.

Tenant will pay to Landlord a construction supervision and management fee (“Landlord Supervision Fee”) equal to three percent (3%) of the total cost of the Tenant Improvements, including any costs in excess of the Tenant Improvement Allowance, which fee may be paid with funds from the Tenant Improvement Allowance.

9.
Ownership of Tenant Improvements.

Upon termination of the Lease, all Tenant Improvements that are permanently affixed to the Premises, or that are paid for with the Tenant Improvement Allowance, will become the property of Landlord. Depreciation of the Tenant Improvements will be allocable to the parties pro-rata in proportion to their payment of the Tenant Improvements.

10.
Work Free from Liens.

Tenant will keep the property and the Premises free and clear of liens, claims, security interests or other encumbrances arising out of the Work. Tenant will bond or otherwise remove any filed lien within ten (10) days after notice of the existence of the lien.

EXHIBIT D

RULES AND REGULATIONS

1.
The sidewalks, halls, passages, exits, entrances, elevators, escalators, and stairways of the Building shall not be obstructed by Tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No Tenant and no agent, contractor, employee, subtenant, licensee, invitee or visitor of any Tenant shall go upon the roof of the Building.

2.
No sign, placard, picture, name, advertisement, or notice visible from the exterior of any Tenant’s premises shall be inscribed, painted, affixed, or otherwise displayed by any Tenant on any part of the Building without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant general guidelines relating to signs inside the Building on the office floors. Tenant agrees to conform to such guidelines but may request approval of Landlord for modifications, which approval will not be unreasonably withheld. All approved signs or lettering on doors shall be printed, painted, affixed, or inscribed at the expense of the Tenant by a person approved by Landlord, which approval will not be unreasonably withheld. Material visible from outside the Building will not be permitted. Landlord may remove any sign or material that does not conform to the foregoing requirements without any liability to Tenant, and Landlord may charge Tenant for the cost of any such removal.

3.
The premises shall not be used for the storage of merchandise held for sale to the general public (except for customary amounts of inventory held in the usual course of business) or for lodging.

4.
Tenant shall maintain the portions of its premises that are visible from the outside of the Building, from the hallways, or any other public areas of the Building in a neat, clean, and orderly condition.

5.
No Tenant shall employ any person or persons other than a janitorial service approved by Landlord for the purpose of cleaning the premises, unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. No Tenant shall cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

- D 1 -

6.
No Tenant shall alter any lock or install a new or additional lock or any bolt on any door of its premises without providing Landlord with keys or access cards for those locks immediately upon alteration.

7.
No furniture, freight, or equipment of any kind shall be brought into the Building without the prior written consent of Landlord. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord and provide Liability Insurance and Workman’s Compensation coverage naming the Landlord and Management Company as additional insureds. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining such property shall be repaired at the expense of Tenant.

8.
No Tenant shall place any items whatsoever on the roof of the Building without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

9.
No Tenant shall use or keep in the premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of customary office equipment. Without Landlord’s prior written approval, no Tenant shall use any method of heating or air-conditioning other than that supplied by Landlord. No Tenant shall use or keep or permit to be used or kept any foul or noxious gas or substance in the premises, or permit the premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other Tenants or those having business therein. Each Tenant, at its sole cost and expense, shall install and maintain in good working order a fire extinguisher next to any duplicating or photocopying machine or similar heat generating equipment in its premises.

10.
Landlord shall have the right, upon 90 days’ prior notice and without liability to any Tenant, to change the name and street address of the Building.

11.
Handicap lift is to be used only by individuals needing access assistance. The handicap lift is not to be used to move furniture, supplies or any other items.

12.
No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window or the Building without the prior written consent of Landlord. In any event, with the prior written consent of Landlord, such items shall be installed on the office side of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building.

13.
No Tenant shall obtain for use in the premises ice, drinking water, food, beverage, towel or other similar services, except at such reasonable regulations as may be fixed by Landlord.

- D 2 -

Landlord agrees to allow tenant to maintain bottled water service, coffee and tea service, and a soda vending machine in the premises, subject to Landlord’s reasonable regulation.

14.
Each Tenant shall ensure the doors of its premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant’s employees leave the premises, so as to prevent waste or damage. For any default or carelessness in this regard Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. On multiple-tenancy floors, all Tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

15.
The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed. No foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose agents, contractors, employees, subtenants, licensees, invitees or visitors shall have caused it.

16.
No Tenant shall use or permit the use of any premises for a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon or barber shop, a theater or exhibition hall, or for any business that would tend to generate a large amount of foot traffic in or about the Building. No Tenant shall sell, or permit the sale at retail, or newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the premises. No Tenant shall carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting, copying, printing or any similar business in or from the premises of any Tenant be used for manufacturing of any kind or for the storage of merchandise or for the sale of merchandise, goods or property of any kind at auction, or for any business or activity other than that specifically provided for in such Tenant’s lease.

17.
No Tenant shall install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.

18.
No Tenant shall bring into or keep within the Building, or within its premises, animals or birds. If its premises become infested with vermin, as a result of the use or any misuse or neglect of the premises by Tenant, its agents, contractors, employees, subtenants, licensees, invitees or visitors, Tenant shall at its sole cost and expense promptly cause the same to be exterminated from time to time to Landlord’s satisfaction, and Tenant shall employ such licensed exterminator therefore as shall be approved in writing in advance by Landlord.

19.
There shall not be used in any space, or in the public halls of the Building, either by any Tenant or others, any hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by any Tenant into the Building or kept in or about its premises.

20.
Each Tenant shall store all its trash and garbage within its premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the

- D 3 -

City of Emeryville without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall only be made through entryways and elevators provided for such purpose and at such times as Landlord shall designate.

21.
Canvassing, peddling, soliciting, and distribution of handbills or any other written materials in or about the Building are prohibited, and each Tenant shall cooperate to prevent the same.

22.
The requirements of the Tenants will be attended to only upon application by telephone or in writing. Employees or Landlord shall not perform any work of do anything outside of their regular duties unless under special instructions from Landlord.

23.
While in the Building, Tenant’s contractors shall be subject to and under the control and direction of the manager of the Building. Tenant’s contractors shall employ labor that is harmonious and compatible with other labor working in the Building.

24.
Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or Tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the Tenant of the Building.

25.
These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

26.
Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

- D 4 -

EXHIBIT E

CONSENT TO SUBLEASE/ASSIGNMENT

This CONSENT TO (SUBLEASE/ASSIGNMENT) (the “Consent”) is entered into by and between PARK AVENUE BUILDING, LLC, a California limited liability company

(“Landlord”), METAGENOMI, INC., a Delaware corporation (“Tenant”) and

__________________________ (“Assignee/Subtenant”), effective as of __________, 20____.

RECITALS

A.
Tenant currently leases that certain premises located at 1485 Park Avenue, Emeryville, California (the “Premises”) pursuant to that certain Lease (the “Lease”), dated September 29, 2021, by and between Landlord and Tenant.

B.
Tenant and Assignee/Subtenant have entered into that certain Assignment/ Sublease (the “Assignment/Sublease”), dated as of __________, 20__, a copy of which is attached hereto as Exhibit A, for (a portion of) the Premises (the “(Subleased) Premises”).

C.
Section 15 of the Lease requires Landlord’s consent for any assignment or sublease. Pursuant to the terms of the Lease and this Consent, Landlord hereby consents to the Assignment/Sublease.

AGREEMENT

1.
Consent to Assignment/Sublease. Landlord hereby consents to the

Assignment/Sublease. This consent shall apply only to the Assignment/Sublease and shall not be deemed to be a consent to any further sublease or to any assignment.

2.
Acknowledgment and Agreement by Assignee/Subtenant. Assignee/Subtenant acknowledges and agrees as follows:

2.1
Assignee/Subtenant hereby assumes the obligations under the Lease to the extent of the Assignment/Sublease. Assignee/Subtenant acknowledges that, to the extent of the Assignment/Sublease, he is liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements of the Lease.

2.2
(For a Sublease) From and after the date of this Consent, in the event of any act or omission of Tenant that would give Subtenant the right, either immediately or after the giving of notice and passage of time, to terminate the Sublease or to claim a partial or total eviction, Subtenant will not exercise any such right,

2.2.1
Until Subtenant has given written notice of such act or omission to Landlord; and

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2.2.2
Until the same period of time as is given to Tenant under the Sublease to cure such act or omission, but in all events no less than fifteen (15) days, shall have elapsed following the delivery of such notice to Landlord, without the cure of such act omission.

2.3
(For a Sublease) In the event that Landlord notifies Subtenant of an Event of Default under the Lease and demands that Subtenant pay its rent and all other sums due under the Sublease to Landlord, Subtenant shall honor such demand and pay its rent and all other sums due under the Sublease directly to Landlord or as otherwise required pursuant to such notice. Notwithstanding the foregoing, nothing in this Section 2.3 shall be construed to obligate Landlord to provide Subtenant with notice of any default under the Lease.

2.4
Assignee/Subtenant will send a copy of any notice or statement under the Assignment/Sublease to Landlord at the same time such notice or statement is sent to Tenant.

2.5
The Assignment/Sublease terminates no later than the Term Expiration Date. Should the Lease terminate prior to the Term Expiration Date for any reason whatsoever, the Assignment/Sublease will terminate immediately upon the termination of the Lease.

2.6
Assignee/Subtenant agrees to comply with all the provisions of the Lease,

which are hereby incorporated into the Assignment/Sublease. To the extent of any inconsistency, the terms of the Assignment/Sublease will control.

2.7
Assignee/Subtenant agrees to indemnify Landlord to the full extent of the indemnity required by Tenant, as Tenant, under Section 13 of the Lease.

2.8
Any insurance required by Assignee/Subtenant in accordance with the Lease and the Assignment/Sublease shall name Landlord as “Additional-Insured”.

3.
Acknowledgment and Agreement by Tenant. Tenant, as tenant under the Lease and assignor/lessor under the Assignment/Sublease, acknowledges and agrees for itself and its successors and assigns, that:

3.1
This Consent does not:

(a)
constitute a waiver or amendment by Landlord of any of its rights under the Lease; and/or

(b)
in any way release Tenant from its obligations to comply with the terms, provisions, conditions, covenants, agreements and clauses of the Lease.

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3.2
The provisions of the Lease remain in full force and effect.

3.3
(For a Sublease) In the event of an Event of Default by Tenant under the Lease, Subtenant may, and shall upon demand of Landlord, pay all rent and all other sums due under the Sublease to Landlord as provided under this Consent.

4.
No Obligation of Landlord. Landlord shall have no obligation or incur any liability with respect to the erection or completion of any improvements in the (Subleased) Premises for Assignee’s/Subtenant’s use or for the erection or completion of any improvements for Assignee’s/Subtenant’s use in connection with a relocation pursuant to the Lease, if any, of any portion of the premises leased to Tenant that may constitute all or a portion of the (Subleased) Premises. The foregoing shall not affect any obligations of Landlord to Tenant under the Lease.

5.
Miscellaneous.

5.1
All notices required or permitted under this Consent to be given to Assignee/Subtenant and Tenant will be given as provided in the Assignment/Sublease. All notices required or permitted under this Consent to be given to Landlord will be given as provided in the Lease to Landlord at the following address:

Park Avenue Building, LLC 1105 La Grande Ave.

Napa, CA 94558

Attn: David Bruck

5.2
All exhibits and recitals attached to this Assignment/Sublease are hereby incorporated as though fully set forth herein. Any capitalized term that is not defined herein shall have the meaning attributed to it in the Lease.

5.3
This Consent supersedes any inconsistent provision of the Lease or the Sublease.

5.4
During the term of the Assignment/Sublease, Landlord has no obligation or any liability to Assignee/Subtenant with respect to any warranties of any nature whatsoever, whether pursuant to the Lease, the Assignment/Sublease or otherwise.

5.5
This Consent shall inure to the benefit of the parties hereto, their respective successors and permitted assigns; provided, however, that in the event of the assignment or transfer of the interest of Landlord, all obligations and liabilities of Landlord under this Consent will terminate and shall become the responsibility of Landlord’s successor-ininterest.

5.6
This Consent shall be governed by and construed in accordance with the

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laws of the State of California.

5.7
This Consent may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one (1) and the same instrument.

This Consent is effective as of the date first written above.

LANDLORD: TENANT:

PARK AVENUE BUILDING, LLC, METAGENOMI, INC., a California limited liability company a Delaware corporation

By: __________________________ By: __________________________

David Bruck, Name: __________________________

Manager Title: __________________________

ASSIGNEE:

_____________________________________

_____________________________________

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EXHIBIT C

Sublease Commencement Memorandum

______________, 2026

Metagenomi Therapeutics, Inc.

5959 Horton Street, 7th Floor

Emeryville CA 94608

Attn: Chief Financial Officer

Re: Sublease Commencement Memorandum (this "Memorandum") with respect to that certain Sublease dated as of __________, 2026 ("Sublease"), by and between Metagenomi Therapeutics, Inc., a Delaware corporation ("Sublandlord"), and The Purple Mixer, Inc., a Delaware Corporation ("Subtenant"), relating to approximately eight thousand, four hundred and sixty-five (8,465) rentable square feet of space within the building located at 1485 Park Avenue, Emeryville, California. Capitalized terms not defined herein shall have the meanings set forth in the Sublease.

Dear _________,

In accordance with the terms and conditions of the Sublease, Sublandlord and Subtenant hereby execute this Memorandum to confirm the Commencement Date, the Expiration Date and other matters under the Sublease as follows:

1.
The Commencement Date is ____________.
2.
The Expiration Date is _______________.
3.
The schedule of Base Rent set forth in the Sublease is deleted in its entirety, and the following is substituted therefore:

[Insert revised base rent schedule]

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed as of the date first written above.

SUBLANDLORD:	SUBTENANT:
METAGENOMI THERAPEUTICS, INC. a Delaware corporation	THE PURPLE MIXER, INC. a Delaware corporation
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT D

2nd Floor Breakroom and kitchen

•
Kitchen Range and Oven

•
Kitchen Hood

•
Dish washer

•
Built-in GE microwave in cabinet

•
Coffee machine, coffee grinder, and toaster

•
Kitchen cabinets and Sinks

2nd floor office:

•
Two large tables with chairs and stools

•
53 office workstations

•
Conference table

•
Large TV screen

•
Lobby area with office shelves and cabinets

EXHIBIT E

R&D Kitchen Fixtures

•
Double doors True steel Refrigerator

•
LG Microwave LG Microwave model LMC1575ST /01

•
Dishwasher -Hobart Dishwasher model LXe

•
Steel double sinks with Thermaco Big Dipper Grease Trap

•
Steel Kitchen sink with water filter system

•
Commercial Gas Range and Oven

•
Commercial Kitchen hood System with fire suppression

•
Conference table with 8 Chairs.

•
Kitchen cabinets and a kitchen island with built-in cabinets

•
Large TV screen

•
Walk-in refrigerator (cold room)

•
Small beverage refrigerator

•
Pantry room including cabinet and sink

•
Light features , Hot water 110 and 240V outlets